                                                                    EXHIBIT 4.3



                                  $225,000,000

                     AMENDED AND RESTATED CREDIT AGREEMENT

                                  dated as of

                                 April 29, 1996

                                     among


                              AVONDALE MILLS, INC.

                            The Banks Listed Herein

                                      and

                        WACHOVIA BANK OF GEORGIA, N.A.,
                                    as Agent

                                      and

                       THE FIRST NATIONAL BANK OF CHICAGO
                             as Documentation Agent

                               TABLE OF CONTENTS

                                CREDIT AGREEMENT

                                                                                                                     Page
                                                                                                                     ----
                                                         ARTICLE I


                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.01. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.02. Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 1.03. References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 1.04. Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 1.05. Terminology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                        ARTICLE II

                                                       THE CREDITS  . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 2.01. Commitments to Lend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 2.02. Method of Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 2.03. Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 2.04. Maturity of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 2.05. Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 2.06. Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 2.07. Optional Termination or Reduction of
          Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 2.08. Mandatory Reduction and Termination of
          Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 2.09. Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 2.10. Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 2.11. General Provisions as to Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 2.12. Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40





                                      (i)


                                                            ARTICLE III

                                                 CONDITIONS TO BORROWINGS . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 3.01. Conditions to First Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 3.02. Conditions to All Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                            ARTICLE IV

                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  44

SECTION 4.01. Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SECTION 4.02. Corporate and Governmental Authorization; No
          Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SECTION 4.03. Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SECTION 4.04. Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SECTION 4.05. No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SECTION 4.06. Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 4.07. Compliance with Laws; Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 4.08. Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 4.09. Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 4.10. Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 4.11. Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 4.12. No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 4.13. Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 4.14. Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 4.15. Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 4.16. Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 4.17. Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                             ARTICLE V

                                                        COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  49





                                      (ii)

SECTION 5.01. Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 5.02. Inspection of Property, Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 5.03. Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 5.04. Senior Debt to Cash Flow Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 5.05. Senior Debt to Capitalization Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 5.06. Total Debt to Cash Flow Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 5.07. Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SECTION 5.08. Strategy Regarding Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SECTION 5.09. Loans or Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SECTION 5.10. Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION 5.11. Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION 5.12. Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

SECTION 5.13. Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SECTION 5.14. Consolidations, Mergers and Sales of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SECTION 5.15. Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SECTION 5.16. Compliance with Laws; Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 5.17. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 5.18. Change in Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 5.19. Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 5.20. Environmental Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION 5.21. Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 5.22. Environmental Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 5.23. Additional Consolidated Senior Debt; Debt of
          Receivables Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 5.24. Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 5.25.  Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60





                                     (iii)

SECTION 5.26.  Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                                        ARTICLE VI

                                                         DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 6.01. Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 6.02. Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                                                       ARTICLE VII

                                          THE AGENT AND THE DOCUMENTATION AGENT   . . . . . . . . . . . . . . . . . .  66

SECTION 7.01. Appointment; Powers and Immunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

SECTION 7.02. Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

SECTION 7.03. Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

SECTION 7.04. Rights of Agent and the Documentation Agent as
          a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

SECTION 7.05. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

SECTION 7.06  CONSEQUENTIAL DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

SECTION 7.07. Payee of Note Treated as Owner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

SECTION 7.08. Nonreliance on Agent and Other Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

SECTION 7.09. Failure to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

SECTION 7.10. Resignation or Removal of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

                                                       ARTICLE VIII

                                          CHANGE IN CIRCUMSTANCES; COMPENSATION   . . . . . . . . . . . . . . . . . .  70

SECTION 8.01. Basis for Determining Interest Rate Inadequate
          or Unfair . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

SECTION 8.02. Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

SECTION 8.03. Increased Cost and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

SECTION 8.04. Base Rate Loans or Other Fixed Rate Loans
          Substituted for Affected Fixed Rate Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

SECTION 8.05. Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74





                                      (iv)

                                                            ARTICLE IX

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  74

SECTION 9.01. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

SECTION 9.02. No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

SECTION 9.03. Expenses; Documentary Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

SECTION 9.04. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

SECTION 9.05  Setoff; Sharing of Setoffs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

SECTION 9.06. Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

SECTION 9.07. No Margin Stock Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

SECTION 9.08. Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

SECTION 9.09. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

SECTION 9.10. Representation by Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 9.11. Obligations Several . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 9.12. Georgia Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 9.13. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 9.14. Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 9.15. Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

SECTION 9.16. Waiver of Jury Trial; Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

SECTION 9.17. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

SECTION 9.18. Release of Receivables Program Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

EXHIBIT A-1      Form of Revolver Loan Note

EXHIBIT A-2      Form of Swing Loan Note

EXHIBIT B-1      Form of Opinion of Georgia Counsel for the Borrower and the Parent

EXHIBIT B-2      Form of Opinion of Alabama Counsel for the Borrower





                                      (v)

EXHIBIT B-3      Form of Local Counsel Opinion as to Mortgage

EXHIBIT C        Form of Opinion of Special Counsel for the Agent

EXHIBIT D        Form of Assignment and Acceptance

EXHIBIT E        Form of Notice of Borrowing

EXHIBIT F        Form of Compliance Certificate

EXHIBIT G        Form of Closing Certificate

EXHIBIT H        Form of Mortgage

EXHIBIT I        Form of Amended and Restated Parent Guaranty

EXHIBIT J        Form of Amended and Restated Security Agreement

EXHIBIT K        Form of Amended and Restated SunTrust
                      Intercreditor Agreement

EXHIBIT L        Form of Amended and Restated Stock Pledge
                 Agreement

EXHIBIT M        Form of Receivables Intercreditor Agreement

EXHIBIT N        Form of Borrower Pledge Agreement

Schedule 4.04    Intangible Assets in Existence Prior to the Closing Date

Schedule 4.05    Litigation

Schedule 4.08    Subsidiaries

Schedule 4.14    Environmental Matters

Schedule 5.11    Existing Liens

Schedule 5.17    Description of Insurance

Schedule 5.25    Plants





                                      (vi)

                     AMENDED AND RESTATED CREDIT AGREEMENT



                 AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 29, 1996 among AVONDALE MILLS, INC., the BANKS listed on the signature pages hereof, WACHOVIA BANK OF GEORGIA, N.A., as Agent and THE FIRST NATIONAL BANK OF CHICAGO, as Documentation Agent.

                 The Borrower has requested additional financing not available under the Original Credit Agreement in order, among other things, to acquire the Graniteville Assets, and the Banks are willing to provide such financing pursuant to the terms and conditions set forth in this Agreement, which is an amendment and restatement of, and which replaces, the Original Credit Agreement.

                 The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Definitions.  The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

                 "Accounts Receivable Collateral" has the meaning set forth in the Security Agreement.

                 "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

                 "Adjusted Working Capital" means the sum of (i) accounts receivable, plus (ii) inventory, plus (iii) prepaid expenses, less (iv) accounts payable, and less (v) accrued expenses.

                 "Affiliate" of any Person means (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person"), (ii) any other Person which is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agent" means Wachovia Bank of Georgia, N.A., a national banking association organized under the laws of the United States of America, in its capacity as administrative and syndication agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

                 "Agents' Letter Agreements" means those certain letter agreements, each dated as of March 11, 1996, (i) between the Borrower, the Agent and the Documentation Agent, (ii) between the Borrower and the Agent and
(iii) between the Borrower and the Documentation Agent, respectively, relating to certain fees from time to time payable by the Borrower to the Agent and the Documentation Agent, respectively, together with all amendments and modifications to any of them.

                 "Aggregate Commitment" means the sum of all the Commitments.

                 "Aggregate Unused Commitment" means the sum of all the Unused Commitments.

                 "Agreement" means this Amended and Restated Credit Agreement (which amends, restates and replaces the Original Credit Agreement), together with all amendments and supplements hereto.

                 "Anniversary Date" means the last day of each 12 month period, commencing on the Closing Date.

                 "Applicable Margin" has the meaning set forth in Section
2.05(a).

                 "Assignee" has the meaning set forth in Section 9.08(c).

                 "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.08(c) in the form attached hereto as Exhibit D.

                 "Authority" has the meaning set forth in Section 8.02.

                 "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

                 "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

                 "Base Rate Loan" means a Loan which bears or is to bear interest at a rate based upon the Base Rate.

                 "Bill and Hold" means an arrangement in which the Borrower or its Subsidiary, at the request of one of its customers contained in a written purchase order and/or similar writing, invoices the customer for goods but retains possession of such goods for a period of time; provided, that all of the following requirements are satisfied:

                 (a) title to, and the risk of loss of, the goods is transferred to the customer, and the Borrower's or Subsidiary's inventory records are marked to indicate that title has passed;

                 (b) the Borrower's or Subsidiary's records are adequate to enable the Borrower or Subsidiary or a third-party to identify the goods subject to such arrangement as separate from the Borrower's or Subsidiary's own inventory at any time; and

                 (c) the related invoice is payable on the normal due date for similar Receivables of the Borrower or Subsidiary that do not arise from a Bill and Hold arrangement.

                 "Borrower" means Avondale Mills, Inc., an Alabama corporation, and its successors and its permitted assigns.

                 "Borrower Pledge Agreement" means a Stock Pledge Agreement, in substantially the form of Exhibit N, to be executed by the Borrower in favor of the Agent, for the benefit of the Banks, pledging all of the Receivables Subsidiary Pledged Stock to secure the payment of all of the Obligations, pursuant to the provisions of Section 9.18.

                 "Borrowing" means a borrowing hereunder consisting of Revolver Loans or Swing Loans. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans. A Domestic Borrowing is a "Set Rate Borrowing" if such Domestic Loans are Set Rate Loans or a "Base Rate Borrowing" if such Domestic Loans are Base Rate Loans.

                 "Capital Expenditures" means for any period the sum of all capital expenditures incurred during such period by the Parent and its Consolidated Subsidiaries, as determined in accordance with GAAP, but in any event including expenditures for assets acquired under Capitalized Leases.

                 "Capital Stock" means any nonredeemable capital stock of the Parent or any Consolidated Subsidiary (to the extent issued to a Person other than the Parent), whether common or preferred.

                 "Capitalized Lease" means any lease which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

                 "Capitalized Rentals" of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.

                 "Cash Flow" means Consolidated Net Income, plus (i) Net Interest Expense (including interest on the Subordinated Debt), plus (ii) income taxes, plus (iii) depreciation, plus (iv) amortization, and (v) plus or minus, as the case may be, LIFO Adjustments.

                 "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

                 "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

                 "Change of Law" shall have the meaning set forth in Section
8.02.

                 "Closing Certificate" has the meaning set forth in Section 3.01(j).

                 "Closing Date" means April 29, 1996.

                 "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

                 "Collateral" means (i) the personal property in which the Agent is granted a security interest pursuant to the Security Agreement, (ii) the Plants conveyed to the Agent pursuant to the Operative Mortgages, and (iii) the Pledged Stock pledged to the Agent pursuant to the Pledge Agreement; provided, however, that from and after the release of the Receivables Program Assets pursuant to Section 9.18, all references to Collateral shall exclude the Receivables Program Assets, but shall include the Receivables Subsidiary Pledged Stock and the Purchase Money Note.

                 "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Sections 2.07 and 2.08.

                 "Compliance Certificate" has the meaning set forth in Section 5.01(c).

                 "Consolidated Adjusted Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Parent and its Consolidated Subsidiaries, prepared in accordance with GAAP, of any of the following, but only to the extent created, incurred or arising on or after the Closing Date (except as specified in clause (A) below):

                          (A)     Any surplus resulting from any write-up of
assets subsequent to August 25, 1995, other than in connection with the acquisition of the Graniteville Assets;

                          (B)     All assets which would be treated as
intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense, other than capitalized transaction costs incurred in connection with the acquisition of the Graniteville Assets; and

                          (C)     To the extent not included in (B) of this
definition, any amount at which shares of Capital Stock of the Parent appear as an asset on the balance sheet of the Parent and its Consolidated Subsidiaries.

                 "Consolidated Cash Flow" means for any period, the Cash Flow of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, and calculated for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters. For purposes of the foregoing, Consolidated Cash Flow shall be computed by giving effect on a pro forma basis to the acquisition of the Graniteville Assets for the Fiscal Quarter in which the Graniteville Assets are acquired and for the immediately preceding 3 Fiscal Quarters, such Cash Flow for (i) the third preceding Fiscal Quarter being $8,746,000, (ii) the second preceding Fiscal Quarter being $9,014,000, and the immediately preceding Fiscal Quarter being $8,761,000.

                 "Consolidated Funded Debt" means, on any date of measurement, the Funded Debt of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Income" means, for any period, the Net Income of the Parent and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Parent or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary. For purposes of clause (i), extraordinary items shall include termination and severance payments to employees, and costs and expenses incurred or accrued in connection with the closing of facilities, relating to or as a result of the acquisition of the Graniteville Assets, but, as to cash items, only to the extent of such cash items which are paid or incurred prior to the end of the first Fiscal Quarter of the 1997 Fiscal Year and in an aggregate amount not exceeding $5,000,000.

                 "Consolidated Senior Debt" means Consolidated Total Debt, excluding, however, the Subordinated Debt.

                 "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Parent in its consolidated financial statements as of such date.

                 "Consolidated Total Capitalization" shall mean as of the date of any determination thereof, the sum of (a) Consolidated Adjusted Tangible Net Worth and (b) Consolidated Total Debt.

                 "Consolidated Total Debt" means at any date the Debt of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                 "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Code.

                 "Current Maturities of Long Term Debt" means all payments in respect of Long Term Debt (other than the Working Capital Obligations) that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current liability of the obligor under GAAP.

                 "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person and
(x) all principal amounts outstanding and owed to parties other than the Borrower or any Subsidiary under the items described in clause (a) of the definition of Receivables Program Obligations.

                 "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Default Rate" means, with respect to any Loan, on any day, the sum of (i) 2% plus (ii) the interest rate (including the Applicable Margin) then in effect for such Loan; provided, however, that for any Fixed Rate Loan the rate under this clause (ii) shall not be less than the rate for Base Rate Loans after the end of the Interest Period applicable thereto.

                 "Dividends" means any dividend or other distribution paid in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock or Redeemable Preferred Stock).

                 "Documentation Agent" means The First National Bank of Chicago, a national banking association organized under the laws of the United States of America, in its capacity as documentation agent, and its successors and permitted assigns in such capacity.

                 "Dollars" or "$" means dollars in lawful currency of the United States of America.

                 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close.

                 "Domestic Loans" means Set Rate Loans or Base Rate Loans or both, as the context shall require.

                 "Employee Restricted Stock" means the 231,811 shares of Class A common stock of the Parent held by certain officers of the Parent and/or the Borrower and subject to the terms of certain stock transfer and repurchase agreements with such officers.

                 "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                 "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

                 "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or reasonably related to any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or reasonably related to any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                 "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from or reasonably related to any Environmental Requirements.

                 "Environmental Notices" means written notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, written demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                 "Environmental Proceedings" means any judicial or administrative proceedings arising from or reasonably related to any Environmental Requirement.

                 "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                 "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Parent, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs and decrees.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law.

Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                 "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                 "Euro-Dollar Loan" means a Loan to be made as a Euro-Dollar Loan pursuant to the applicable Notice of Borrowing.

                 "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.05(c).

                 "Event of Default" has the meaning set forth in Section 6.01.

                 "Excluded Receivables Assets" has the meaning set forth in the Receivables Intercreditor Agreement.

                 "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions, as determined by the Agent.

                 "First Chicago" means The First National Bank of Chicago, a national banking association, and its successors.

                 "Fiscal Quarter" means any fiscal quarter of the Parent.

                 "Fiscal Year" means any fiscal year of the Parent. Any reference to Fiscal Year together with a specific year (e.g. "1996 Fiscal Year") refers to the Fiscal Year ending on the last Friday of August in such specific year.

                 "Fixed Charge Coverage Ratio" means, on a consolidated basis for the Parent and its Consolidated Subsidiaries, the ratio of (i) Consolidated Cash Flow, less Dividends paid, for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters, to (ii) the sum of Net Interest Expense for the Fiscal

Quarter just ended and the immediately preceding 3 Fiscal Quarters and Current Maturities of Long Term Debt, calculated at the end of the Fiscal Quarter just ended; provided, however, that to the extent 4 Fiscal Quarters have not ended after the Closing Date, the calculation of Net Interest Expense shall include only Fiscal Quarters ending after the Closing Date (and for the Fiscal Quarter in which the Closing Date occurs, only that portion thereof on and after the Closing Date), on an annualized basis.

                 "Fixed Rate Borrowing" means a Set Rate Borrowing or a Euro-Dollar Borrowing, or both, as the context shall require.

                 "Fixed Rate Loans" means Set Rate Loans or Euro-Dollar Loans, or both, as the context shall require.

                 "Funded Debt" of any Person shall mean all Debt of such Person of the types described in clauses (i) through (vi), inclusive, and clause (x) of the definition of Debt, regardless of the maturity thereof.

                 "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                 "Graniteville Assets" means the assets to be acquired by the Borrower from Graniteville Company pursuant to the Graniteville Asset Purchase Agreement, which include all of the "Assets", but exclude all of the "Excluded Assets", as those terms are defined therein.

                 "Graniteville Asset Purchase Agreement" means the Asset Purchase Agreement dated March 31, 1996, as amended or supplemented from time to time prior to the Closing Date, by and among the Borrower, as Purchaser, the Parent, Graniteville Company, a South Carolina corporation, as Seller, and Triarc Companies, Inc., a Delaware corporation.

                 "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any comparable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, or (d) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any comparable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                 "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                 (a) any Interest Period (subject to paragraph (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

                 (c) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(2) with respect to each Set Rate Borrowing, any period mutually agreeable to the Borrower and all of the Banks which ends on or prior to the Termination Date.

                 "Interest Rate Protection Agreement" means an interest rate hedging or protection agreement entered into by and between the Borrower and either (i) a financial institution other than a Bank, which is reasonably acceptable to the Agent, or (ii) a Bank, together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereto and thereof, as contemplated in Section 5.08.

                 "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations, securities or a substantial part of the assets of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                 "Knowledge" means, with reference to any Person, the knowledge of such Person after due inquiry.

                 "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office or such other office as such Bank may hereafter designate as its Lending Office) by notice to the Borrower and the Agent.

                 "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "LIFO Adjustments" means adjustments to cost of goods sold attributable to adjusting the carrying value of inventory under the last-in, first-out method of accounting.

                 "Loan" means a Domestic Loan or a Euro-Dollar Loan or a Swing Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or Swing Loans, or any or all of them, as the context shall require.

                 "Loan Documents" means this Agreement, the Notes, the Security Agreement, the Mortgages, any other document evidencing, relating to or securing the Loans (including, without limitation, the Borrower Pledge Agreement, when executed and delivered pursuant to Section 9.18), and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.

                 "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

                 "Long Term Debt" means at any date any Consolidated Total Debt which matures (or the maturity of which may at the option of the Parent or any Consolidated Subsidiary be extended such that it matures) more than one year after such date.

  "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X.

                 "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations or properties of the Parent and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Principal Documents or the Parent Documents, or the ability of the Borrower to perform its obligations under the Principal Documents to which it is a party or the Parent to perform its obligations under the Parent Documents, as applicable, or (c) the legality, validity or enforceability of the Parent Documents or any Principal Document.

                 "Material Subsidiary" means any Subsidiary which has, on the date of determination, assets with a book value of $500,000 or more or which has gross revenues in any year of $1,000,000 or more.

                 "Mortgage" means any one, or more, or all, as the context shall require, of the Master Mortgage, Deed of Trust, Leasehold Deed of Trust, Deed to Secure Debt, Leasehold Deed to Secure Debt, Uniform Commercial Code Security Agreement and Assignment of Leases, Rents and Profits of the Borrower substantially in the form of Exhibit H, conveying a first priority (except for the SunTrust Collateral Plants, which shall be second priority) security title to and Lien on the Plant or Plants described therein (or, with respect to the Bon Air and Walton Plants, in the Borrower's leasehold interests therein and option to acquire fee title thereto) to the Agent, for the benefit of the Banks, subject only to the Permitted Encumbrances applicable thereto, as security for payment of the Obligations, together with all amendments and supplements thereto.

                 "MPPAA" means the Multiemployer Pension Plan Amendments Act of 1980, amending Title IV of ERISA.

                 "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                 "Net Cash Proceeds" shall mean, in each case as set forth in a statement in reasonable detail delivered to the Agent, with respect to the disposition of assets (including pursuant to the Receivables Securitization Program) by the Parent or any of its Subsidiaries (other than the Receivables Subsidiary), the excess, if any, of (i) the cash received in connection with such disposition over (ii) the sum of (A) the principal amount of any Debt (other than the Obligations) which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Parent or such Subsidiary, as the case may be, in connection with such disposition, plus (C) provision for taxes, including income taxes, attributable to the disposition of such asset.

                 "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                 "Net Interest Expense" means, for any period, interest expense (including capitalized interest, to the extent capitalized interest exceeds $50,000 in any Fiscal Year, including interest, yield, discount or similar amounts paid under the Receivables Securitization Program) in respect of Debt, less interest income.

                 "Notes" means the Revolver Loan Notes or the Swing Loan Note, or any one, or more, or all of them, as the context shall require, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

                 "Notice of Borrowing" has the meaning set forth in Section
2.02.

                 "Obligations" means all indebtedness, liabilities and obligations of the Borrower (i) to the Agent and the Banks incurred or arising from time to time under this Agreement and each of the Principal Documents, including principal, interest, fees, costs and indemnification amounts, and any extensions or renewals thereof in whole or in part, (ii) to any Bank or Affiliate thereof under any Interest Rate Protection Agreement with any such Bank, limited, however, as to this clause (ii), to a maximum aggregate principal amount of $10,000,000 (prorated among all Interest Rate Protection Agreements, if there are more than one, based on the actual (as distinguished from notional) liability thereunder) and

 (iii) as to Wachovia, arising out of (including reimbursement obligations) any commercial or standby letter of credit issued by it for the account of the Borrower, limited, however, as to this clause (iii), to a maximum aggregate amount outstanding at any time of $2,000,000.

                 "Operative Mortgages" means each Mortgage which the Agent has filed for record in the appropriate filing office pursuant to the provisions of
Section 5.25.

                 "Original Credit Agreement" means the Credit Agreement dated March 29, 1994, as amended prior to the Closing Date, by and among the Borrower, Wachovia (as Agent and Bank), NBD Bank, N.A., First Alabama Bank, First Union National Bank of Georgia, The First National Bank of Chicago and NationsBank of North Carolina, N.A.

                 "Parent" means Avondale Incorporated, a Georgia corporation, and its successors and permitted assigns.

                 "Parent Documents" means the Parent Guaranty and the Pledge Agreement, or either of them, as the context shall require.

                 "Parent Guaranty" means the Amended and Restated Guaranty Agreement dated as of even date herewith, substantially in the form of Exhibit I, executed by the Parent in favor of the Agent, for the benefit of the Banks, unconditionally Guaranteeing the payment of all of the Obligations.

                 "Participant" has the meaning set forth in Section 9.08(b).

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Performance Pricing Determination Date" has the meaning set forth in Section 2.05(a).

                 "Permitted Encumbrances" means, (i) as to the Collateral described in the Security Agreement, the encumbrances expressly permitted by the Security Agreement, and (ii) as to each Plant, the encumbrances expressly permitted by the Mortgage with respect to such Plant.

                 "Person" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

                 "Plants" means any one, or more, or all, as the context shall require, of the Plants described in Schedule 5.25, as it may be supplemented from time to time pursuant to Section 5.25, including as to each such Plant the Property on which it is located and the buildings, fixtures and other improvements located thereon.

                 "Pledge Agreement" means the Amended and Restated Stock Pledge Agreement dated as of even date herewith, substantially in the form of Exhibit L, executed by the Parent in favor of the Agent, for the benefit of the Banks, pledging the Pledged Stock to secure the payment of all of the Obligations.

                 "Pledged Stock" means the capital stock in the Borrower owned by the Parent and described in and pledged pursuant to the Pledge Agreement.

                 "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                 "Principal Documents" means this Agreement, the Notes, and, the Security Agreement and the Operative Mortgages, and, when executed and delivered pursuant to Section 9.18, the Borrower Pledge Agreement.

                 "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

                 "Purchase Money Note" means a promissory note evidencing the obligation of the Receivables Subsidiary to pay to the Borrower or any of its Subsidiaries the purchase price for Receivables in connection with the Receivables Securitization Program, which note shall be repaid from cash available to the Receivables Subsidiary, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under

Receivables Documents and amounts paid in connection with the purchase of additional Receivables.

                 "Real Property Documentation" shall mean the instruments, documents and agreements executed and/or delivered by Borrower to the Agent (if applicable) pursuant to Section 5.25 in connection with each Operative Mortgage in order to convey to the Agent (or a trustee for the benefit of the Agent with respect to property in North Carolina) for the benefit of the Banks a first priority (except for the SunTrust Collateral Plants, which shall be second priority) security interest in, lien on and security title (subject to Permitted Encumbrances) to the right, title and interest of Borrower in the Plant or Plants described therein, and other rights ancillary thereto, all in form and substance reasonably satisfactory to the Agent, after consultation with the Borrower. The Real Property Documentation may include, without limitation, the following as to each Plant and the Property on which it is located:

                 (i) an owner's/lessee's affidavit for each parcel or tract of such Property;

                 (ii)     mortgagee title insurance binders and
                          policies for each tract or parcel of such Property;

                 (iii) such consents, acknowledgments, intercreditor or attornment and subordination agreements as the Agent may require from any Third Parties with respect to any portion of such Property;

                 (iv) a current survey of each parcel or tract of such Property;

                 (v) a certificate as to the insurance required by the related Mortgage, to the extent not furnished pursuant to Section 5.17;

                 (vi) a report of a licensed engineer detailing an environmental inspection of such Property;

                 (vii) an indemnification agreement regarding hazardous materials for such Property;

                 (viii) an appraisal of such Property, prepared by an appraiser satisfactory to the Agent and engaged by and on behalf of the Agent and the Banks; and

                 (ix) any revenue ruling or similar assurance from the department or revenue or taxation requested by the Agent with respect to any stamp, intangible or other taxes payable in connection with the filing for record of any of the Mortgages.

                 "Receivables" means all rights of the Borrower or its Subsidiary to payment, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale of goods or services (including rights under Bill and Hold arrangements) by the Borrower or its Subsidiary (and including the right to payment of any interest or finance charges and other obligations with respect thereto).

                 "Receivables Documents" means (x) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower and/or its Subsidiaries (including the Receivables Subsidiary), and (y) each other instrument, agreement and other document entered into by the Borrower or its Subsidiaries (including the Receivables Subsidiary) relating to the transactions contemplated by the items referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

                 "Receivables Intercreditor Agreement" means the Intercreditor Agreement, substantially in the form of Exhibit M, between the Agent and the trustee under the Receivables Securitization Program.

                 "Receivables Program Assets" means (a) all Receivables which are described as being transferred by the Borrower or its Subsidiaries (including the Receivables Subsidiary) pursuant to the Receivables Documents; provided, however, that the term "Receivables" shall not include any Excluded Receivables Assets, (b) all Receivables Related Assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

                 "Receivables Program Obligations" means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount from the Receivables Program Assets, and (b) related obligations of the Borrower and/or its Subsidiaries (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions) and other Standard Securitization Undertakings.

                 "Receivables Related Assets" means (i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amount on deposit therein) established in connection with the Receivables Securitization Program, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents and (v) all other property included in the definition of "Specified Assets" contained in the Receivables Intercreditor Agreement; provided, however, that the term "Receivables Related Assets" shall not include any Excluded Receivables Assets.

                 "Receivables Securitization Program" means any transaction or series of transactions that may be entered into by the Borrower and its Subsidiaries pursuant to which the Borrower and/or its Subsidiaries may sell, convey or otherwise transfer to the Receivables Subsidiary and (in the case of a transfer by the Receivables Subsidiary) any other Person, or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

                          (a)     no portion of the indebtedness or any other
obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (i) is guaranteed by the Borrower or its Subsidiaries (other than the Receivables Subsidiary and excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or its Subsidiaries (other than the Receivables Subsidiary) for payment other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or its Subsidiaries (other than the Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings,

                          (b)     the Borrower and its Subsidiaries (other than
the Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results;

                          (c)     the proceeds of the initial transfer or grant
of a security interest thereunder are not less than $100,000,000, and

                          (d)     the scheduled maturity of any Receivables
Program Obligations of the type described in clause (a) of the definition of "Receivables Program Obligations" is no earlier than May 1, 2001.

                 "Receivables Subsidiary" means a special purpose corporation that is a Wholly Owned Subsidiary of the Borrower, created for the sole purpose of, and whose only business shall be, acquisition of the Receivables Program Assets pursuant to the Receivables Securitization Program and those activities incidental to the Receivables Securitization Program.

                 "Receivables Subsidiary Pledged Stock" means the capital stock in the Receivables Subsidiary owned by the Borrower and described in and pledged pursuant to the Borrower Pledge Agreement, when it is executed and delivered pursuant to Section 9.18.

                 "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                 "Refunding Loan" means a new Loan made on the day on which an outstanding Loan is maturing or a Base Rate Borrowing is being converted to a Fixed Rate Borrowing, if and to the extent that the proceeds thereof are used entirely for the purpose of paying such maturing Loan or Loan being converted, excluding any difference between the amount of such maturing Loan or Loan being converted and any greater amount being borrowed on such day and actually either being made available to the Borrower pursuant to Section 2.02(c) or remitted to the Agent as provided in Section 2.11, in each case as contemplated in Section 2.02(d).

                 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Reported Net Income" means, for any period, the Net Income of the Parent and its Consolidated Subsidiaries determined on a consolidated basis.

                 "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Revolver Loan Notes.

                 "Restricted Payment" means (i) any Dividends paid by the Parent and (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any Capital Stock (except shares acquired upon the conversion thereof into other shares of Capital Stock) or (b) any option, warrant or other right to acquire shares of Capital Stock, other than (i) up to $5,000,000 in payments with respect to the Employee Restricted Stock and (ii) any payments made in respect of shares of Capital Stock of the Parent owned by
G. Stephen Felker pursuant to an existing repurchase arrangement, to the extent such payments are made from the proceeds of insurance on his life.

                 "Restricted Payment Carryover Amount" means, for any Fiscal Year, on a cumulative basis, the difference (if any) between (a) the maximum aggregate amount which could have been made as permitted Restricted Payments under clause (ii) of Section 5.07 for all prior Fiscal Years if Restricted Payments in such amount had been made during such Fiscal Years, and (b) any lesser aggregate amount included in determining permitted Restricted Payments actually made in accordance with Section 5.07 for all prior Fiscal Years.

                 "Revolver Collateral Plants" means all Plants other than the SunTrust Collateral Plants.

                 "Revolver Loan" means a Loan made at the same time by the Banks pursuant to Article II, which may be a Base Rate Loan, a Euro-Dollar Loan or a Set Rate Loan, subject to the provisions of Article II.

                 "Revolver Loan Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A-1, evidencing the obligation of the Borrower to repay the Revolver Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

                 "Rolling Stock" means all tractors, trailers and other motor vehicles of the Debtor, title to which is registered under the Alabama Certificate of Title and Antitheft Act (Ala. Code 32-8-1, et seq.), which term does not include any motor vehicles listed on Exhibit B to the Security Agreement.

                 "Security Agreement" means the Amended and Restated Security Agreement dated as of even date herewith, substantially in the form of Exhibit J, granting to the Agent, for the benefit of the Banks, a first priority (except as to the equipment located at the SunTrust Collateral Plants, which shall be second priority) security interest in the personal property described therein, subject only to the Permitted Encumbrances, together with all amendments and supplements thereto.

                 "Senior Debt to Capitalization Ratio" means the ratio of Consolidated Senior Debt to Consolidated Total Capitalization, calculated at the end of each Fiscal Quarter.

                 "Senior Debt to Cash Flow Ratio" means the ratio of Consolidated Senior Debt to Consolidated Cash Flow, calculated at the end of each Fiscal Quarter.

                 "Set Rate" means a fixed rate per annum, for a specified principal amount of the Revolver Loans and for a specified Interest Period, set and established from time to time by the Borrower and the Banks pursuant to
Section 2.01(a)(ii).

                 "Set Rate Loan" means a Loan to be made as a Set Rate Loan pursuant to Section 2.01(a)(ii).

                 "Set Rate Request" has the meaning set forth in Section 2.01(a)(ii).

                 "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by the Borrower to implement the Receivables Securitization Program.

                 "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or its Subsidiaries (other than the Receivables Subsidiary) that are reasonably customary in accounts receivable securitization transactions, as determined in good faith by the Agent.

                 "Stockholders' Equity" means, at any time, the shareholders' equity of the Parent and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Parent and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Parent or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

                 "Subordinated Debt" means (i) the 10.25% Subordinated Notes and (ii) any other Debt, the payment of which has been expressly subordinated to payment of the Obligations pursuant and subject to documents containing terms and conditions reasonably satisfactory to the Agent and which has a maturity no earlier than May 31, 2001.

                 "Subsidiary" means any corporation or other entity (other than a Special Purpose Vehicle) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Parent.

                 "SunTrust Collateral Plants" means the Plants so designated on
Schedule 5.25.

                 "SunTrust Intercreditor Agreement" means the Amended and Restated Intercreditor Agreement dated as of even date herewith, substantially in the form of Exhibit K, between SunTrust Bank, Atlanta (formerly Trust Company Bank), the Agent and the Borrower, together with any amendments and supplements thereto.

                 "Swing Loan" means a Loan made by Wachovia pursuant to Section 2.01(b), which must be a Base Rate Loan.

                 "Swing Loan Note" means the promissory note of the Borrower, substantially in the form of Exhibit A-2, evidencing the obligation of the Borrower to repay the Swing Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

                 "10.25% Subordinated Notes" means the Senior Subordinated Notes due 2006, issued by the Borrower on the Closing Date, as amended, modified, renewed or supplemented from time to time, subject to the provisions of Section 5.26.

                 "Termination Date" means April 28, 2001.

                 "Third Parties" means all mortgagees, lessees, sublessees, tenants, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                 "Total Debt to Cash Flow Ratio" means the ratio of Consolidated Total Debt to Consolidated Cash Flow, calculated at the end of each Fiscal Quarter.

                 "Transferor Certificate" means, (i) with respect to the Receivables Securitization Program to be closed on the Closing Date, the "Transferor Certificate" described in Section 4.1 of the Avondale Receivables Master Trust Pooling and Servicing Agreement of even date herewith among the Receivables Subsidiary, the Borrower and Manufacturers and Traders Trust Company, as trustee, and (ii) as to any other Receivables Securitization Program, any similar instrument evidencing the interest of the Receivables Subsidiary in respect of the Receivables transferred in the Receivables Securitization Program.

                 "Transferee" has the meaning set forth in Section 9.08(d).

                 "Unused Commitment" means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans, other than, with respect to Wachovia, the Swing Loan.

                 "Wachovia" means Wachovia Bank of Georgia, N.A., a national banking association, and its successors.

                 "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Parent.

                 "Working Capital Obligations" means the aggregate principal amount of Revolver Loans and Swing Loans outstanding at any time.

                 SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Parent's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Banks unless with respect to any such change concurred in by the

Parent's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

                 SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

                 SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

                 SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.


                                   ARTICLE II

                                  THE CREDITS

                 SECTION 2.01. Commitments to Lend. (a) Revolver Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Revolver Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Revolver Loan is made, (i) the aggregate outstanding principal amount of Revolver Loans made by such Bank shall not exceed the amount of its Commitment, and (ii) the Working Capital Obligations shall not exceed the Aggregate Commitment.

                 (i) Base Rate Loans and Euro-Dollar Loans. Revolver Loans may be Base Rate Loans or Euro-Dollar Loans. Each Revolver Loan Borrowing under this Section 2.01(a)(i) shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the amount of the Aggregate Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(i), repay or, to the extent permitted by
         Section 2.09, prepay Revolver Loans and reborrow under this Section 2.01(a)(i) at any time before the Termination Date.

                 (ii) Set Rate Loans. Revolver Loans may be Set Rate Loans, if the Agent shall have determined that such Set Rate Loan, including the principal amount thereof, the Interest Period and the Set Rate applicable thereto, has been expressly agreed to by the Borrower and each of the Banks (such agreement may be obtained by telephone, confirmed promptly to the Agent in writing) pursuant to the following procedures. If the Borrower desires a Set Rate Loan, (aa) the Borrower shall provide the Agent with notice of a request (a "Set Rate Request") for a quote for a Set Rate Borrowing prior to 11:00 a.m. (Atlanta, Georgia time) at least 1 Domestic Business Day prior to the date (which shall be a Domestic Business Day) of the proposed Set Rate Borrowing, which Set Rate Request shall include the principal amount and proposed Interest Period of the relevant Set Rate Borrowing, (bb) the Agent shall exercise commercially reasonable efforts to provide notice (a "Set Rate Notice") to the Banks, prior to 2:30 p.m. (Atlanta, Georgia time) on the date that the Agent receives such notice of the Set Rate Request, (cc) prior to 10:00 a.m. (Atlanta, Georgia time) on the following Domestic Business Day, each of the Banks shall apprise the Agent of its respective rate quote (a "Set Rate Quote") via facsimile transmission, (dd) the Agent shall review each of the Set Rate Quotes and shall determine the highest rate contained in the Set Rate Quotes (including, without limitation, any Set Rate Quote provided by Wachovia acting in its capacity as a Bank) which shall be the applicable Set Rate for the relevant Set Rate Request, (ee) the Agent shall exercise commercially reasonable efforts to notify the Borrower of the applicable Set Rate prior to 11:00 a.m. (Atlanta, Georgia time) on the date of such determination of the Set Rate, (ff) the Borrower shall immediately inform the Agent of its decision as to whether to request a Set Rate Borrowing at such Set Rate (which may be done by telephone and promptly confirmed in writing), (gg) if the Borrower does desire a Set Rate Borrowing at such Set Rate, then the Agent shall notify the Banks thereof (via facsimile transmission) by 12:00 p.m. (Atlanta, Georgia time) on the date of such decision, including their respective ratable shares (based upon their respective Commitments) of such Set Rate Borrowing. On the date of any relevant Set Rate

         Borrowing, the Banks shall make their ratable shares of such Set Rate Borrowing, with interest accruing thereon at the Set Rate, available to the Agent in accordance with the procedures set forth herein. Each such selection shall be irrevocable and must be made by the time specified above by telephonic notice (confirmed promptly by written notice) to the Agent, which notice shall specify the Set Rate and the Interest Period selected (which Interest Period shall be the same as that set forth in the Set Rate Request), and the portion of the Revolver Loans with respect to which such selection is made (which shall be the same as that set forth in the Set Rate Request).

         (b) Swing Loans. In addition to the foregoing, Wachovia shall from time to time, upon the request of the Borrower, if the applicable conditions precedent in Article III have been satisfied, make Swing Loans to the Borrower in an aggregate principal amount at any time outstanding not exceeding $5,000,000; provided that, immediately after such Swing Loan is made, the Working Capital Obligations shall not exceed the Aggregate Commitment. Each Swing Loan Borrowing under this Section 2.01(b) shall be in an aggregate principal amount of $100,000 or any larger multiple of $25,000. Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), prepay and reborrow under this Section 2.01(b) at any time before the Termination Date. Swing Loans shall be included in the calculation of "Working Capital Obligations" hereunder, but shall not be considered a utilization of the Commitment of Wachovia or any other Bank hereunder. All Swing Loans shall be made as Base Rate Loans. At any time, upon the request of Wachovia, each Bank other than Wachovia shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Loans in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Loans. On such third Domestic Business Day, each Bank will immediately transfer to Wachovia, in immediately available funds, the amount of its participation. Whenever, at any time after Wachovia has received from any such Bank its participating interest in a Swing Loan, the Agent receives any payment on account thereof, the Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Bank will return to the Agent any portion thereof previously distributed by the Agent to it. Each Bank's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against Wachovia requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, the Parent or any other Person; (iv) any breach of this Agreement by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                 SECTION 2.02. Method of Borrowing. This Section 2.02 shall apply to all Borrowings other than Set Rate Borrowings, as to which only
Section 2.02(c), together with the provisions of Section 2.01(a)(ii), shall apply. (a) The Borrower shall give the Agent notice (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit E, prior to 11:00 a.m. (Atlanta, Georgia time) on the Domestic Business Day of a Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

                 (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                 (ii) the aggregate amount of such Borrowing,

                 (iii) whether such Borrowing is to be a Swing Loan Borrowing or a Revolver Loan Borrowing, and if the latter, whether it is to be a Base Rate Borrowing or a Euro-Dollar Borrowing, and

                 (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; provided, that if an Anniversary Date is scheduled to occur during the Interest Period so selected, and as a result thereof (but for this proviso) the Borrower shall become obligated to prepay or repay all or any portion of the Loans on such Anniversary Date pursuant to Section 2.08(b), then a portion of such Euro-Dollar Borrowing which is equal to the amount of the Loans that would otherwise be so prepaid or repaid on any such Anniversary Date either (A) shall have applicable thereto an Interest Period or Interest Periods, as selected by the Borrower, ending on or before the Anniversary Date on which Loans corresponding in amount to such portion would otherwise be prepaid or repaid, or (B) shall instead be made as a Base Rate Borrowing.

                 (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing (unless it is a Swing

Loan Borrowing) and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                 (c) Not later than 11:00 a.m. (2:00 p.m. in the case of a Base Rate or Set Rate Borrowing) (Atlanta, Georgia time) on the date of each Revolver Loan Borrowing, each Bank shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Revolver Loan Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Unless the Agent receives notice from a Bank, at the Agent's address referred to in or specified pursuant to Section 9.01, no later than 4:00 p.m. (local time at such address) on the Domestic Business Day before the date of a Revolver Loan Borrowing stating that such Bank will not make a Loan in connection with such Revolver Loan Borrowing, the Agent shall be entitled to assume that such Bank will make a Loan in connection with such Revolver Loan Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Revolver Loan Borrowing to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Revolver Loan Borrowing available on such date, the Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Revolver Loan Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If the Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, Wachovia will make available to the Borrower at Wachovia's Lending Office the amount of any such Borrowing which is a Swing Loan Borrowing.

                 (d) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment as a Refunding Loan and only an amount equal to the difference (if any) between the amount being borrowed and the amount of such Refunding Loan shall be made available by such Bank to the Agent as provided in paragraph (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.11, as the case may be.

                 (e) Notwithstanding anything to the contrary contained in this Agreement, no Fixed Rate Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

                 (f) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

                 (g) Notwithstanding anything to the contrary contained herein, there shall not be more than 10 Fixed Rate Loans outstanding at any given time.

                 SECTION 2.03. Notes. (a) The Revolver Loans of each Bank shall be evidenced by a single Revolver Loan Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Commitment. The Swing Loans shall be evidenced by a single Swing Loan Note payable to the order of Wachovia in the original principal amount of $5,000,000.

                 (b) Upon receipt of each Bank's Revolver Loan Note pursuant to
Section 3.01, the Agent shall deliver such Note to such Bank. Each Bank (or Wachovia, with respect to the Swing Loan Note) shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the date, amount and maturity of each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and, with respect to a Revolver Loan, whether such Loan is a Base Rate Loan, Set Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's (or Wachovia's) Note; provided that the failure of any Bank (or Wachovia) to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank (or Wachovia) to assign its Notes. Each Bank (and Wachovia) is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                 SECTION 2.04. Maturity of Loans. (a) Each Loan included in any Fixed Rate Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

                 (b) Notwithstanding the foregoing, the outstanding principal amount of the Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Termination Date.

                 SECTION 2.05. Interest Rates.  (a) "Applicable Margin" means:
(i) for any Base Rate Loan, 0.00%; and (ii) for any Euro-Dollar Loan, (A) until the first Performance Pricing Determination Date, 1.75%, and (B) thereafter, with respect to each Performance Pricing Determination Date, the percentage determined as of the end of the Fiscal Quarter or Fiscal Year just ended by reference to the percentage shown in the following schedule, depending on the Total Debt to Cash Flow Ratio as of the end of such Fiscal Quarter or Fiscal Year, as determined pursuant hereto.

     ====================================================================================
        Total Debt to Cash Flow Ratio
     ------------------------------------------------------------------------------------

     ------------------------------------------------------------------------------------
     (greater than    < 5.00 to             <4.00 to            <3.25
      or equal to)     1.0, but              1.0 but            to 1.0           < 2.50
       5.00 to        (greater than       (greater than          but             to 1.0
        1.0            or equal to)        or equal to)     (greater than
                         4.00 to             3.25 to         or equal to)
                         1.0                   1.0             2.50 to
                                                                 1.0
     ------------------------------------------------------------------------------------


       1.75%               1.50%                1.25%              1.00%           0.75%
     ====================================================================================

In determining interest for purposes of this Section 2.05 and fees pursuant to
Section 2.06(a), the Borrower and the Banks shall refer to the Borrower's most recent consolidated quarterly and annual (as the case may be) financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be.
If such financial statements require a change in interest pursuant to this
Section 2.05 or fees pursuant to Section 2.06(a), the Borrower shall deliver to the Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations establishing the required change. The date which is 10 Domestic Business Days after receipt by the Agent of such financial statements and notice, commencing with the financial statements for the third Fiscal Quarter of the 1996 Fiscal Year, is the "Performance Pricing Determination Date." Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided, however, that: (i) for Euro-Dollar Loans, changes in interest shall only be effective for Interest Periods commencing on or after the Performance Pricing Determination Date; and (ii) no interest or fees shall be decreased pursuant to this Section 2.05 or Section 2.06(a) if, on the Performance Pricing Determination Date, (A) an Event of Default is in existence, or (B) a Default is in existence which on such date is not an Event of Default but which becomes an Event of Default; provided, however, that if an Event of Default exists on the Performance Pricing Determination Date, or a Default exists and subsequently becomes an Event of Default, any such decrease shall take effect upon the cure of any such Event of Default.

                 (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable on the first day of each calendar month, commencing June 1, 1996. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                 (c) Each Euro-Dollar Loan and Set Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to (i) as to Euro-Dollar Loans, the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period, and (ii) as to Set Rate Loans, the Set Rate applicable thereto. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                 The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                 The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the Telerate Screen Page 3750 as of 11:00 a.m., London time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than 2 major banks in New York City, selected by the Agent, at approximately 10:00 a.m., New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Loan.

                 "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal

Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                 (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopier of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                 (e) After the occurrence and during the continuance of an Event of Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued and past due interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate, effective from and after the date such Event of Default occurred.

                 SECTION 2.06. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank, a commitment fee, which shall accrue from and including the Closing Date to but excluding the Termination Date and shall be payable on each April 1, July 1, October 1 and January 1 and on the Termination Date, commencing July 1, 1996, for the quarterly period ending immediately prior to such date (except that the payment on July 1, 1996 shall be for the period from the Closing Date through June 30, 1996). The commitment fee shall be calculated on the average daily principal amount of such Bank's Unused Commitment during such period at the rate per annum (expressed below as a decimal) of (A) until the first Performance Pricing Determination Date, 0.375%, and (B) thereafter, with respect to each Performance Pricing Determination Date, the percentage determined as of the end of the Fiscal Quarter or Fiscal Year just ended by reference to the percentage shown in the following schedule, depending on the Total Debt to Cash Flow Ratio as of the end of such Fiscal Quarter or Fiscal Year, as determined pursuant hereto.

     ====================================================================================
        Total Debt to Cash Flow Ratio
     ------------------------------------------------------------------------------------

     ------------------------------------------------------------------------------------
     (greater than    < 5.00 to             <4.00 to            <3.25
      or equal to)     1.0, but              1.0 but            to 1.0           < 2.50
       5.00 to        (greater than       (greater than          but             to 1.0
        1.0            or equal to)        or equal to)     (greater than
                         4.00 to             3.25 to         or equal to)
                         1.0                   1.0             2.50 to
                                                                 1.0
     ------------------------------------------------------------------------------------


       1.75%               1.50%                1.25%              1.00%           0.75%
     ====================================================================================

                 (b) The Borrower shall pay to the Agent and the Documentation Agent, respectively, for the account and sole benefit of the Agent and the Documentation Agent, respectively, such fees and other amounts at such times as set forth in the Agents' Letter Agreements.

                 SECTION 2.07. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000. If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.06) shall be due and payable on the effective date of such termination.

                 SECTION 2.08. Mandatory Reduction and Termination of Commitments. (a) The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

                 (b) The Aggregate Commitment shall be reduced by an amount equal to:

                          (i) 100% of the Net Cash Proceeds (rounded to the
                 nearest $500,000) in excess of $5,000,000 of any individual sale of assets, and in excess of $10,000,000 in the aggregate for all sales of assets during any Fiscal Year, by the Parent or any of the Subsidiaries, but excluding (A) sales of inventory in the ordinary course of business, (B) sales of equipment in the ordinary course of business, if and to the extent of Net Cash Proceeds used within a reasonable time to purchase equipment in replacement thereof, (C) the sale of the property located in Bay County, Florida and known as Camp Helen and (D) sales of Receivables pursuant to a Receivables Securitization Program (which shall be subject to clause (ii) below); and

                          (ii) 100% of the Net Cash Proceeds (rounded to the
                 nearest $500,000) of the initial sale of Receivables to the Receivables Subsidiary pursuant to any Receivables Securitization Program implemented after (but not on or before) the Closing Date, as in existence on the date of implementation thereof, provided, that (1) with respect to any increase (including, but not limited to a new series) in an existing Receivables Securitization Program or any Receivables Securitization Program which is additional to an existing Receivables Securitization Program (each an "Incremental Program"), the foregoing shall apply only to the extent of the amount of the Net Cash Proceeds from the initial sale under the Incremental Program, and (2) with respect to any Receivables Securitization Program which is a replacement (a "Replacement Program") for another Receivables Securitization Program (a "Replaced Program"), the foregoing shall apply only to the extent of the amount, if any, by which the Net Cash Proceeds from the initial sale under the Replacement Program exceeds the Net Cash Proceeds from the initial sale under the Replaced Program.

                 (c) Each reduction pursuant to Section 2.08(b) shall be applied to reduce the Commitments of the several Banks ratably. No optional reduction of the Aggregate Commitment pursuant to Section 2.07 shall reduce the amount of any subsequent mandatory reduction pursuant to Section 2.08(b).

                 SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least 1 Domestic Business Days' notice to the Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 and any larger multiple of $500,000 (or $100,000 and any larger multiple of $25,000 as to Swing Loans), by paying the principal amount to be prepaid. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks (or of Wachovia, in the case of Swing Loans) included in such Base Rate Borrowing.

                 (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

                 (c) Upon receipt of a notice of prepayment pursuant to this Section 2.09, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

                 SECTION 2.10. Mandatory Prepayments. On each date on which the Commitments are reduced pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the Working Capital Obligations do not exceed the Aggregate Commitment as then reduced. All such prepayments shall be applied first to the Revolver Loan Notes and then to the Swing Loan Note.

                 SECTION 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 11:00 a.m. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to Wachovia each such payment received by the Agent on account of the Swing Loans, and to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

                 (b) Whenever any payment of principal of, or interest on, the Domestic Loans or of fees hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

                 (c) All payments of principal, interest, fees and other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any taxes, imposts, levies, deductions, or withholdings now or hereafter imposed by any governmental authority or by any taxing authority thereof or therein, excluding in the case of each Bank (1) any taxes imposed by the United States or any political subdivision thereof on the effectively connected net income of any Bank or any Bank's Lending Office or any franchise taxes imposed by such jurisdiction, (2) taxes imposed on the net income of, or franchise taxes imposed upon, any Bank by the jurisdiction under the laws of which such Bank is organized or by any political subdivision thereof, (3) taxes imposed on the net income of such Bank's Lending Office, and franchise taxes imposed on it, by the jurisdiction of such Bank's Lending Office, or any political subdivision thereof, (4) any taxes imposed on any Bank by Section 884(a) of the Internal Revenue Code of 1986, as amended (and any successor statute to Section 884(a)), and (5) any United States withholding tax payable with respect to any payments to such Bank under the laws (including, without limitation, any treaty, ruling, judicial or administrative determination or regulation) in effect on the "Initial Date" (as hereinafter defined) or as a result of the Bank having voluntarily changed the jurisdiction of its Lending Office from a jurisdiction in which payments made to such Bank are exempt from United States withholding tax to a jurisdiction in which such payments are not so exempt, but not excluding any United States withholding tax payable or increased as a result of any change in any law, treaty, ruling, judicial or administrative determination or regulation, or interpretation thereof occurring after the Initial Date (all such non- excluded taxes, levies, imposts, deductions, and withholdings hereinafter referred to as "Taxes"). For purposes hereof, the term "Initial Date" shall mean, in the case of each Bank party hereto on the date hereof, the Closing Date, and in the case of each other Bank, the effective date of the Assignment and Acceptance pursuant to which it became a Bank hereunder.

                 In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment, and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect to any Loan or fee relating thereto, the Borrower shall furnish any Bank, at such Bank's written request, a certificate from each applicable taxing authority or an opinion of counsel reasonably acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel described in the preceding sentence, the Borrower hereby agrees to compensate such Bank for, and indemnify it with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption; provided, however, that the Borrower shall not be obligated to indemnify any party for penalties, additions to tax, interest or expenses associated with the payment of Taxes if the Bank's liability for such Taxes has arisen as a result of the fault of such Bank; and provided, further, that the Borrower shall not be obligated to indemnify any Bank for Taxes, penalties, additions to tax, interest or expenses incurred as a result of such Bank having voluntarily changed its Lending Office from a jurisdiction in which payments made to such Bank are exempt from United States withholding tax to a jurisdiction in which such payments are not so exempt. Such compensation or indemnification payment shall be made within 30 days from the date such Bank makes written request therefor. Any such request shall be made within 90 days after the date on which such payment of Taxes was made. Each such request shall be accompanied by a copy of the statement from the taxing authority demanding payment by such Bank of such Taxes or by a certificate from such Bank which certificate shall set forth in reasonable detail the basis for any additional amount payable to such party under this Section 2.11 (together with reasonable evidence of payment of such Taxes).

                 Any Bank entitled to claim any additional amounts payable pursuant to this Section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and the making of such a change would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.

                 Each Bank agrees, as soon as practicable after receipt by it of a request by the Borrower to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the Notes without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided, that, if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph.

                 In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Banks contained in this Section 2.11 shall be applicable with respect to any Assignee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Assignee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

                 SECTION 2.12. Computation of Interest and Fees. Interest on Domestic Loans based on the Base Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Domestic Loans based on the Set Rate and interest on Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


                                  ARTICLE III

                            CONDITIONS TO BORROWINGS

                 SECTION 3.01. Conditions to First Borrowing. The obligation of each Bank to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and receipt by the Agent of the following (in sufficient number of counterparts of this Agreement for delivery of a counterpart to each Bank and retention of one counterpart by the Agent):

                 (a) from each of the parties hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a facsimile transmission of a duly executed signature page of this Agreement (with the original thereof to be sent by overnight courier to the counsel for the Agent);

                 (b) a duly executed Revolver Loan Note for the account of each Bank, and a duly executed Swing Loan Note for the account of Wachovia, in each case complying with the provisions of Section 2.03;

                 (c) a duly executed Parent Guaranty, a duly executed Pledge Agreement, a duly executed Security Agreement, duly executed Mortgages (in such number of counterparts as the Agent may request), and duly executed UCC-1 financing statements pertaining to the Security Agreement and the Mortgages and UCC-2 Notices pertaining to the real property located in Georgia;

                 (d) a duly executed SunTrust Intercreditor Agreement, and instruments, in appropriate recordable form, duly executed by SunTrust Bank, Atlanta;

                 (e) such releases and termination statements as the Agent may request from The CIT Group/Commercial Services, Inc., Wachovia Bank of South Carolina, N.A. and First Union National Bank of Georgia as to the Graniteville Assets and payment in full of all amounts payable to such lenders and termination of the loan and security documents with them;

                 (f) lien and title searches satisfactory to the Agent (i) pertaining to the Collateral described in the Security Agreement (including, without limitation, the personal property portions of the Graniteville Assets), indicating that, upon execution and delivery of this Agreement and the Security Agreement, the filing of releases and termination statements referred to in paragraph (e) above and of the UCC-1 financing statements pertaining to such Collateral in the appropriate filing offices, and the satisfaction of all other conditions in this Section 3.01, the Agent will have a first priority (except as to the equipment located at the SunTrust Collateral Plants, which shall be second priority) security interest in such Collateral, except for the Permitted Encumbrances and (ii) pertaining to the real property portions of the Graniteville Assets, showing that there are no encumbrances on such property other than Permitted Encumbrances;

                 (g) receipt by the Borrower of not less than $39,000,000 in cash proceeds from the issuance of additional Capital Stock of the Parent;

                 (h) an opinion letter (i) of King & Spalding, counsel for the Borrower and the Parent, dated as of the Closing Date, substantially in the form of Exhibit B-1 and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request, (ii) of Bradley Arant Rose & White, Alabama, Alabama counsel to the Borrower, substantially in the form of Exhibit B-2, and (iii) of local counsel to the Agent in the States of Alabama, North Carolina and South Carolina dated as of the Closing Date, substantially in the form of Exhibit B-3 regarding the Mortgage as to any Plant located in the state in which such counsel is located;

                 (i) an opinion of Jones, Day, Reavis & Pogue, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit C and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

                 (j) a certificate (the "Closing Certificate") substantially in the form of Exhibit G), dated as of the Closing Date, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the date of the first Borrowing hereunder;

                 (k) all documents which the Agent may reasonably request relating to the existence of the Borrower and the Parent, respectively, the corporate authority for and the validity of this Agreement and the other Loan Documents and the Parent Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including, without limitation, a certificate of incumbency of the Borrower and the Parent, respectively, signed by the Secretary or an Assistant Secretary of the Borrower and the Parent, respectively, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower or the Parent, as applicable, authorized to execute and deliver the Loan Documents or the Parent Documents, and certified copies of the following items as to each of the Borrower and the
         Parent: (i) its Certificate of Incorporation, (ii) its Bylaws, (iii) a certificate of the Secretary of State of the State of Alabama (as to the Borrower) and Georgia (as to the Parent) as to its good standing as an Alabama or Georgia corporation, respectively, together with a certificate of good standing or valid existence from the Secretaries of State of the States of North Carolina, South Carolina and Georgia as to the good standing of the Borrower as a foreign corporation qualified to do business in such States and (iv) the action taken by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, or the Parent Documents, as applicable;

                 (l)   a Notice of Borrowing;

                 (m) receipt of the fees of the Agent and the Documentation Agent pursuant to Section 2.06(b);

                 (n) receipt of a certified copy of the executed Graniteville Asset Purchase Agreement, including any amendments or supplements prior to the Closing Date with such different or additional material terms or conditions as may be reasonably satisfactory to the Agent;

                 (o) closing of the purchase of the Graniteville Assets pursuant to the Graniteville Asset Purchase Agreement and the Agent's reasonable satisfaction with all material aspects of such purchase and the Graniteville Assets acquired and liabilities assumed in connection therewith;

                 (p) receipt of opinion letters (or reliance letters with respect thereto) from counsel for Graniteville Company pertaining to the closing of the purchase of the Graniteville Assets pursuant to the Graniteville Asset Purchase Agreement and matters related thereto;

                 (q) receipt of the audited balance sheet of the Graniteville Assets as of January 2, 1994, January 1, 1995 and December 31, 1995 and any unaudited interim statements that are available for subsequent periods, and audited statements of income, stockholders equity and cash flows with respect to the Graniteville Assets for the 10 month period ended January 2, 1994 and the Fiscal years ended January 1, 1995 and December 31, 1995 and any unaudited interim statements which are available for subsequent periods; and

                 (r) receipt of financial information reasonably satisfactory to the Agent as to the Receivables to be transferred to the Receivables Subsidiary pursuant to the Receivables Securitization Program to be closed on the Closing Date.

                 SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Loan on the occasion of each Borrowing, other than a Borrowing which consists solely of a Refunding Loan, is subject to the satisfaction of the following conditions:

                 (a) receipt by the Agent of a Notice of Borrowing or a Set Rate Request;

                 (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

                 (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing, except for events which have been disclosed in writing to the Banks and which are described in any of Sections 4.04, 4.06(a), 4.07 (except the first sentence), 4.14(b) and (c) or 4.15; and

                 (d) the fact that, immediately after such Borrowing, the Working Capital Obligations will not exceed the amount of the Aggregate Commitment.

Each Borrowing hereunder, other than a Borrowing which consists solely of a Refunding Loan, shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in paragraphs (b), (c) and (d) of this Section.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 The Borrower and (by execution and delivery of the Parent Guaranty) the Parent represent and warrant that:

                 SECTION 4.01. Corporate Existence and Power. Each of the Parent and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for failures which have not had and would not reasonably be expected to have or cause a Material Adverse Effect.

                 SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Security Agreement, the Mortgages and the other Loan Documents and by the Parent of the Parent Documents (i) are within the corporate powers of the Parent and the Borrower, respectively, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official,
(iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or or the Parent of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Parent, the Borrower or any of the Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of the Subsidiaries, except in favor of the Agent.

                 SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes, the Security Agreement, the Mortgages and the other Loan Documents, and the Parent Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower and the Parent, as applicable, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                 SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of August 25, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements (with consolidating schedule) of the Parent for the interim period ended February 23, 1996, copies of which have been delivered to each of the Banks, fairly present in all material respects, in conformity with GAAP (except for customary exceptions for unaudited statements in accordance with the Parent's practices existing on the Closing Date), the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

                 (b) Since August 25, 1995 there has been no event, act, condition or occurrence having or which reasonably could be expected to have or cause a Material Adverse Effect, except for matters disclosed in the financial statements for the interim period ended February 23, 1996.

                 (c) Schedule 4.04 contains a list of all intangibles of the Parent and its Consolidated Subsidiaries which were recorded on the financial statements for the interim period ended February 23, 1996 of the types described in clauses (A) through (C), inclusive, of the definition of Consolidated Adjusted Tangible Net Worth which were in existence on the day before the Closing Date.

                 SECTION 4.05. No Litigation.  Except as described on Schedule
4.05 or Schedule 4.14, there is no action, suit or proceeding pending, or to the Knowledge of the officers of the Parent or the Borrower, overtly threatened, against or affecting the Parent or the Borrower or any of the Subsidiaries or with respect to which any of them may become subject as a result of the acquisition of the Graniteville Assets, before any court or arbitrator or any governmental body, agency or official which has not previously been disclosed pursuant to Section 5.01(i) and which has or would reasonably be expected to have or cause a Material Adverse Effect or which in any manner draws into question the validity of or which has impaired or would reasonably be expected to impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes, the Security Agreement, the Mortgages or any of the other Loan

Documents or of the Parent to perform its obligations under the Parent
Documents.

                 SECTION 4.06. Compliance with ERISA. (a) The Borrower (i) terminated its only Plan on or about October 31, 1986 pursuant to the termination procedures under Section 4041 of ERISA and received all necessary approvals for such termination; (ii) has distributed all vested benefits under such Plan, and the assets of such Plan so distributed exceeded the amount of such vested benefits; and (iii) is not required pursuant to the terms of any applicable collective bargaining agreement to pay or accrue any contributions with respect to any plan which is a Multiemployer Plan and there has been no complete or partial withdrawal by the Borrower from any such Multiemployer Plan as provided by MPPAA.

                 (b) No non-exempt "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA has occurred with respect to any "employee benefit plan," as defined in Section 3 of ERISA, maintained by the Borrower and which has had or would reasonably be expected to have or cause a Material Adverse Effect.

                 SECTION 4.07. Compliance with Laws; Payment of Taxes. The Parent, the Borrower and the Material Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings or where failure to comply would not have or reasonably be expected to have or cause a Material Adverse Effect. There have been filed on behalf of the Parent, the Borrower and the Material Subsidiaries all Federal, state and local income, excise, property and other tax returns which to the Knowledge of its officers are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Parent, the Borrower or any Material Subsidiary have been paid, except for taxes which are being contested in good faith through appropriate proceedings and for which reasonable reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Parent, the Borrower and the Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Parent and Borrower, adequate. United States income tax returns of the Parent, the Borrower and the Material Subsidiaries have been closed through the 1992 Fiscal Year.

                 SECTION 4.08. Subsidiaries. Each of the Material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failure of any of the foregoing would not have or reasonably be expected to have or cause a Material Adverse Effect. The Parent has no Subsidiaries except for the Borrower and those Subsidiaries listed on Schedule 4.08, as such schedule is supplemented from time to time, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

                 SECTION 4.09. Investment Company Act. Neither the Parent, the Borrower nor any of the Material Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 SECTION 4.10. Public Utility Holding Company Act. Neither the Parent, the Borrower nor any of the Material Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                 SECTION 4.11. Ownership of Property; Liens. Each of the Parent, the Borrower and the Material Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.11.

                 SECTION 4.12. No Default. Neither the Parent, the Borrower nor any of the Material Subsidiaries is, to the Knowledge of their respective officers, in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which has had or reasonably would be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, except as previously disclosed pursuant to Section 5.01(e).

                 SECTION 4.13. Full Disclosure. All information heretofore furnished by the Parent and the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Parent and the Borrower to the Agent or any Bank will be, to the Knowledge of their respective officers, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Parent and the Borrower have disclosed to the Banks in writing any and all facts which have had or would reasonably be expected to have or cause a Material Adverse Effect.

                 SECTION 4.14. Environmental Matters. (a) Except as set forth on Schedule 4.14, or disclosed pursuant to Section 5.01(j), to the Knowledge of their respective officers and Plant managers, (i) neither the Parent, the Borrower nor any Material Subsidiary is subject, or may become subject as a result of the acquisition of the Graniteville Assets, to any Environmental Liability which has had or would reasonably be expected to have or cause a Material Adverse Effect and neither the Parent, the Borrower nor any Material Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA, and (ii) none of the Properties has been identified on any current or proposed (A) National Priorities List under 40 C.F.R. Section 300, (B) CERCLIS list or (C) any list arising from a state statute similar to CERCLA.

                 (b) To the Knowledge of their respective officers and Plant managers of the Borrower, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties or the Graniteville Assets, or, at or from any adjacent site or facility (except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used or otherwise handled in the ordinary course of business in material compliance with all applicable Environmental Requirements) that would reasonably be expected to lead to any material Environmental Liabilities.

                 (c) To the Knowledge of their respective officers and Plant managers, the Parent, Borrower, and each of the Material Subsidiaries and their respective Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business (after giving effect to the acquisition of the Graniteville Assets), and is in material compliance with all Environmental Requirements in connection with the operation of the Properties and their respective businesses (after giving effect to the acquisition of the Graniteville Assets), except where failure to so procure or comply would not reasonably be expected to lead to any material Environmental Liabilities.

                 SECTION 4.15. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Parent, the Borrower and the Material Subsidiaries presently issued and outstanding are validly and properly issued in all material respects in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of capital stock of the Wholly Owned Subsidiaries are owned by the Parent free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Parent's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Parent free and clear of any Lien or adverse claim, except any which are permitted under Section 5.11.

                 SECTION 4.16. Margin Stock. Neither the Parent, the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

                 SECTION 4.17. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the Parent Documents and the making of the Loans under this Agreement, neither the Parent nor the Borrower will be "insolvent," within the meaning of such term as used in O.C.G.A.
Section 18-2-22 or as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.


                                   ARTICLE V

                                   COVENANTS

                 Each of the Borrower and (by execution and delivery of the Parent Guaranty) the Parent agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

                 SECTION 5.01. Information. The Parent and the Borrower will deliver to each of the Banks:

                 (a) (i) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Parent and the Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by Ernst & Young or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks, together with unaudited consolidating statements for: (A) each Material Subsidiary (other than the Borrower), except for any Material Subsidiary as to which there has been no change in excess of $100,000 in its assets, liabilities or shareholders' equity since the immediately preceding Fiscal Quarter; and (B) the Parent during any period in which: (1) the Borrower is not the sole direct Subsidiary of the Parent; (2) the Parent has assets (other than the stock of the Borrower) having a book value in excess of $1,000,000; or (3) the Parent has direct Debt (other than in connection with (x) the "SunTrust L/C's," as defined in the SunTrust Intercreditor Agreement, (y) Guarantees of Debt of the Borrower or a Subsidiary of the Borrower and (z) Debt to a Subsidiary) in excess of $1,000,000; and

                          (ii)  at the written request of the Required
         Banks, as soon as practicable, and in any event within 90 days after the end of each Fiscal Year in which either (a) the assets of the Borrower and its consolidated Subsidiaries comprise less than 90% of the consolidated assets of the Parent and the Consolidated Subsidiaries as of the end of such Fiscal Year, or (b) the consolidated revenues of the Borrower and its consolidated Subsidiaries comprise less than 90% of the consolidated revenues of the Parent and the Consolidated Subsidiaries, furnish to the Agent the annual consolidated audit report of the Borrower and its consolidated Subsidiaries, including a balance sheet, income statement and statement of cash flow, together with the certification of the above-described accounting firm, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks, prepared in accordance with the standards set forth above with respect to the audit report of the Parent; and

                 (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent and the Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower, together with unaudited consolidating statements for: (i) each Material Subsidiary (other than the Borrower), except for any Material Subsidiary as to which there has been no change in excess of $100,000 in its assets, liabilities or shareholders' equity since the immediately preceding Fiscal Quarter; and (ii) the Parent during any period in which: (A) the Borrower is not the sole direct Subsidiary of the Parent; (B) the Parent has assets (other than the stock of the Borrower) having a book value in excess of $1,000,000; or (C) the Parent has direct Debt in excess of $1,000,000 (other than Debt of the type excluded in Section 5.01(a)(i)(B)(3));

                 (c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of
                                        Exhibit F (a "Compliance Certificate"),
         of the chief financial officer or the chief accounting officer (i) of the Parent, setting forth in reasonable detail the calculations required to establish whether there was compliance with the requirements of Sections 5.03 through 5.07, inclusive, and 5.09 through 5.11, inclusive, on the date of such financial statements,
         (ii) of the Borrower, stating whether, to the Knowledge of such officer, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iii) identifying by name each Consolidated Subsidiary, and
         (iv) identifying by name any Material Subsidiary (other than the Borrower) as to which there has been a change in excess of $100,000 in its assets, liabilities or shareholders' equity since the immediately preceding Fiscal Quarter;

                 (d) simultaneously with the delivery of each set of annual financial statements referred to in paragraphs (a) and (b) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements under any of Sections 5.03 through 5.07, inclusive, and 5.09;

                 (e) within 5 Domestic Business Days after any officer of the Parent or the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Parent or the Borrower setting forth the details thereof and the action which the Parent or the Borrower is taking or proposes to take with respect thereto;

                 (f) promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

                 (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent or the Borrower shall have filed with the Securities and Exchange Commission;

                 (h) from and after the adoption of any Plan, if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                 (i) within 5 Domestic Business Days after any officer of the Parent or the Borrower becomes aware of any action, suit or proceeding pending or overtly threatened, against or affecting the Parent or the Borrower or any of the Subsidiaries or with respect to which any of them may become subject as a result of the acquisition of the Graniteville Assets, before any court or arbitrator or any governmental body, agency or official which has or would reasonably be expected to have or cause a Material Adverse Effect or which in any manner draws into question the validity of or which has impaired or would reasonably be expected to impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes, the Security Agreement, the Mortgages or any of the other Loan Documents or of the Parent to perform its obligations under the Parent Documents, a certificate of the chief financial officer or the chief accounting officer of the Parent or the Borrower setting forth the details thereof and the action which the Parent or the Borrower is taking or proposes to take with respect thereto;

                 (j) within 5 Domestic Business Days after any officer of the Parent or the Borrower becomes aware (1) of any Environmental Liability to which the Parent, the Borrower or any Material Subsidiary is subject, or may become subject as a result of the acquisition of the Graniteville Assets, which has had or would reasonably be expected to have or cause a Material Adverse Effect, or that the Parent, the Borrower or any Material Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA, a certificate of the chief financial officer or the chief accounting officer of the Parent or the Borrower setting forth the details thereof and the action which the Parent or the Borrower is taking or proposes to take with respect thereto; and


                 (k) from time to time such additional information regarding the financial position or business of the Parent, the Borrower and the Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

                 SECTION 5.02. Inspection of Property, Books and Records. The Parent and the Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries to permit preparation of financial statements in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of any Bank upon reasonable prior notice given by or through the Agent to visit and conduct reasonable inspections of any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, and, in coordination with such officers, employees and independent public accountants. Each of the Parent and the Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

                 SECTION 5.03. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated at the end of each Fiscal Quarter, shall be greater than: (i) 1.75 to 1.0 from the end of the third Fiscal Quarter of the 1996 Fiscal Year through the first Fiscal Quarter of the 1997 Fiscal Year; (ii) 2.00 to 1.0 for the second Fiscal Quarter of the 1997 Fiscal Year; (iii) 2.25 to 1.0 for the third and fourth Fiscal Quarters of the 1997 Fiscal Year; and (iv) 2.50 to 1.0 thereafter.

                 SECTION 5.04. Senior Debt to Cash Flow Ratio. The Senior Debt to Cash Flow Ratio, calculated at the end of each Fiscal Quarter, shall be less than 4.00 to 1.0.

                 SECTION 5.05. Senior Debt to Capitalization Ratio. The Senior Debt to Capitalization Ratio, calculated at the end of each Fiscal Quarter, shall be less than 0.65 to 1.0.

                 SECTION 5.06. Total Debt to Cash Flow Ratio. The Total Debt to Cash Flow Ratio, calculated at the end of each Fiscal Quarter, shall be less than: (i) 5.60 to 1.0 from the end of the third Fiscal Quarter of the 1996 Fiscal Year through the first

Fiscal Quarter of the 1997 Fiscal Year through the first Fiscal Quarter of the 1997 Fiscal Year; and (ii) 5.0 to 1.0 thereafter.

                 SECTION 5.07. Restricted Payments. The Parent and the Borrower will not make any Restricted Payment, except, so long as no Default shall have occurred and be continuing, Restricted Payments may be made in any Fiscal Year in an amount not exceeding the sum of (i) $5,000,000, plus (ii) 15% of positive Consolidated Net Income for such Fiscal Year, plus (iii) the Restricted Payment Carryover Amount.

                 SECTION 5.08. Strategy Regarding Interest Rate Protection. On or before July 29, 1996, the Borrower shall have implemented an interest rate protection strategy reasonably satisfactory to the Agent, applying customary credit criteria, which may include the establishment and maintenance of an Interest Rate Protection Agreement or Agreements on reasonable and customary terms (but without requiring a maximum aggregate amount of actual, as distinguished from notional, liability thereunder in excess of the amount set forth in clause (ii) of the definition of "Obligations").

                 SECTION 5.09. Loans or Advances. Neither the Parent, the Borrower nor any of the Material Subsidiaries shall make loans or advances to any Person except, so long as no Event of Default is in existence:

                 (A) (i) loans or advances to employees not exceeding $2,000,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on August 25, 1995; (ii) deposits required by government agencies or public utilities; and (iii) loans or advances to Wholly Owned Subsidiaries (other than from the Parent to the Borrower or as provided in Section 5.09(C)) not exceeding $1,000,000 in the aggregate outstanding; provided that after giving effect to the making of any loans, advances or deposits permitted by this Section 5.09(A), the aggregate of all loans and advances permitted in this
Section 5.09(A) does not exceed $4,000,000;

                 (B) loans or advances from the Parent to the Borrower or from the Borrower to the Parent;

                 (C) loans or advances to the Receivables Subsidiary evidenced by a Purchase Money Note; and

                 (D) other loans or advances (not including any loans and advances of the types described in clauses (A), (B) or (C) above) in an aggregate amount, together with Investments permitted by clause (viii) of
Section 5.10, not exceeding the sum of $15,000,000, including Investments in Oneita Industries, Inc.

in the amount of $7,500,000 through subordinated debt (and any conversion thereof to Capital Stock), plus 10% of positive Consolidated Adjusted Tangible Net Worth as of the date of measurement.

                 SECTION 5.10. Investments. Neither the Parent, the Borrower nor any of the Consolidated Subsidiaries shall make Investments in any Person except as permitted by Section 5.09 and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) commercial paper rated A1 or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and Aa or the equivalent thereof by Moody's Investors Service, Inc., (v) Investments by Borrower in the Receivables Subsidiary and obligations consisting of Standard Securitization Undertakings, (vi) Investments by the Receivables Subsidiary in a Special Purpose Vehicle and obligations consisting of Standard Securitization Undertakings, (vii) loans and advances permitted by Section 5.09, and (viii) other Investments in an aggregate amount on and after the Closing Date, together with Investments permitted by clause (D) of Section 5.09, not exceeding the sum of $15,000,000, including Investments in Oneita Industries, Inc. in the amount of $7,500,000 through Subordinated Debt (and any conversion thereof to Capital Stock), plus 10% of positive Consolidated Adjusted Tangible Net Worth as of the date of measurement.

                 SECTION 5.11. Negative Pledge. Neither the Parent, the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except: (i) as to the Collateral, Liens securing the Obligations and the Permitted Encumbrances, and (ii) as to other assets:

                 (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement and described on
         Schedule 5.11;

                 (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

                 (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                 (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

                 (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

                 (f) Liens securing Debt owing by any Subsidiary to the Borrower;

                 (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                 (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                 (i)      any Lien on Margin Stock;

                 (j) Liens on Receivables Program Assets pursuant to a Receivables Securitization Program; and

                 (k) Liens (other than on the Transferor Certificate) not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

Provided Liens permitted by the foregoing paragraphs (b) through (e) inclusive, and (i) shall at no time secure Debt in an aggregate amount greater than $2,000,000.

                 SECTION 5.12. Maintenance of Existence. The Parent and the Borrower shall, and shall cause each Material Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained, except as permitted by Section 5.14.

                 SECTION 5.13. Dissolution. Neither the Parent, the Borrower nor any of the Material Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except as permitted by Section 5.07 or through corporate reorganization to the extent permitted by Section 5.14.

                 SECTION 5.14. Consolidations, Mergers and Sales of Assets.
The Parent and the Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person (including in a sale and leaseback transaction, but excluding sales of inventory in the ordinary course of business), or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries other than the Borrower may merge with one another, or with and into the Parent, with the Parent being the surviving corporation, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, (1) any transfers of Receivables Program Assets pursuant to a Receivables Securitization Program prior to termination of such program, or (2) during any Fiscal Year, any other transfer of assets (other than the Transferor Certificate, which may not be transferred) for 100% cash consideration or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Year exceeds $5,000,000, but in any event subject to the provisions of Section 2.08(b)(i).

                 SECTION 5.15. Use of Proceeds. The proceeds of the Loans will be used (i) to acquire the Graniteville Assets, (ii) to refinance existing revolving credit and other Debt outstanding, (iii) for working capital and (iv) for general corporate purposes of the Parent, the Borrower or any Subsidiaries. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (A) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, except in a negotiated transaction, (B) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (C) for any purpose in violation of any applicable law or regulation.

                 SECTION 5.16. Compliance with Laws; Payment of Taxes. The Parent and the Borrower will, and will cause each Subsidiary and each member of the Controlled Group to, comply with applicable laws (including but not limited to, from and after the adoption of a Plan, ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings, or has not had and would not reasonably be expected to have or cause of Material Adverse Effect. The Parent and the Borrower will, and will cause each Subsidiary to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, would become a lien against the property of the Parent, the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if required, the Borrower will set up reserves in accordance with GAAP.

                 SECTION 5.17. Insurance. The Parent and the Borrower will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Parent or the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property, or self insurance, in each case consistent with practices existing on the Closing Date, all as described on Schedule 5.17.

                 SECTION 5.18. Change in Fiscal Year. The Parent and the Borrower will not, and will not permit any Material Subsidiary to, change its Fiscal Year without the consent of the Required Banks.

                 SECTION 5.19. Maintenance of Property. The Parent and the Borrower shall, and shall cause each Material Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted and subject to prudent business practices.

                 SECTION 5.20. Environmental Notices. The Parent and the Borrower shall furnish to the Agent prompt written notice of all material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and, to the Knowledge of their respective officers and Plant managers, Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions, that would reasonably be anticipated to lead to any material Environmental Liabilities.

                 SECTION 5.21. Environmental Matters. The Parent and the Borrower and its Subsidiaries will not knowingly, and will not knowingly permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials (except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used or otherwise handled in the ordinary course of business in material compliance with all applicable Environmental Requirements) that would reasonably be expected to lead to any material Environmental Liabilities.

                 SECTION 5.22. Environmental Release. Each of the Parent and the Borrower agrees that upon the occurrence of any material Environmental Release known to any of their respective officers or Plant managers at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action with respect to such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                 SECTION 5.23. Additional Consolidated Senior Debt; Debt of Receivables Subsidiary. Neither the Parent nor the Borrower shall incur or permit to exist, or permit any Consolidated Subsidiary other than the Receivables Subsidiary to incur or permit to exist, any Consolidated Senior Debt not in existence on the Closing Date, and extensions, renewals, refinancings or refundings thereof (provided that the amount of such Consolidated Senior Debt is not increased), other than (i) the Obligations;
(ii) Debt permitted to be secured by Liens permitted by Section 5.11; (iii) Debt of the types described in clause (vii) of the definition of Debt which is incurred in the ordinary course of business in connection with the sale or purchase of goods or to assure performance of an obligation to a utility or a governmental entity or a worker's compensation obligation; (iv) Receivables Program Obligations; (v) Debt permitted by Section 5.09; and (vi) other Debt in an aggregate amount outstanding at any time not exceeding $2,000,000. Nothing in the foregoing shall prohibit the Borrower from incurring obligations incurred in connection with Interest Rate Protection Agreements. The Borrower shall not permit the Receivables Subsidiary to incur any Debt or other liabilities other than in connection with the Receivables Securitization Program.

                 SECTION 5.24. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower, the Parent or a Subsidiary and in any event excluding the Receivables Securitization Program), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to Borrower, the Parent or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate. Upon request of the Agent, the Borrower shall fully disclose the terms of any such transaction.

                 SECTION 5.25. Collateral. (a) All manufacturing plants of the Borrower are listed on Schedule 5.25, which shows, as to each Plant: (i) the City, Town or other local jurisdiction, and County and State of its location; (ii) whether the Property on which such Plant is located is owned or leased by the Borrower, and if leased, the name and address of the owner;
(iii) all Liens on the Property on which such Plant is located; and (iv) the name, address and type of interest of any Third Party whose consent is required in connection with the execution, delivery, recording and performance of a Mortgage as to such Plant or related Property, and whether such consent has been obtained. If the Borrower opens any additional manufacturing plants, it shall promptly furnish to the Agent and the Banks a supplement to Schedule 5.25 including such additional plant and a Mortgage and appropriate UCC-1 financing statements requested by the Agent with respect thereto.

                 (b) It is the intent of the parties hereto that the Obligations shall be secured by the Collateral (including the Rolling Stock, if notice is given by the Agent pursuant to the provisions of Section 4.7 of the Security Agreement), subject to the provisions of Section 9.18 regarding the release of the Receivables Program Assets. At the Closing, the Borrower and the Parent, as applicable, will execute and deliver to the Agent (i) the Security Agreement and UCC-1 financing statements relating to the personal property included in the Graniteville Assets, (ii) the Pledge Agreement, (iii) the Mortgages (undated) and UCC-1 financing statements relating to the fixtures located at the premises described therein and (iv) if a Receivables Securitization Program has been closed or is being closed contemporaneously with the Closing, the Borrower Pledge Agreement, the Receivables Subsidiary Pledged Stock and the Purchase Money Note, and the Agent will release the Receivables Program Assets pursuant to such Section 9.18. However, the Mortgages and the UCC-1 financing statements related thereto described in clause (iii) above shall be held by the Agent and not filed for record except subject and pursuant to the provisions of this Section 5.25. The Agent may date and file for record any of the Mortgages as to one, or more, or all of the relevant Plants under the following circumstances applicable thereto (such circumstances applicable to any Plant being the "Triggering Circumstances" as to such Plant and the related

Mortgage): (1) as to any of the SunTrust Collateral Plants, at any time (and from time to time as to individual Plants), at the direction of 100% of the Banks, and (2) as to the Revolver Collateral Plants, at any time (and from time to time as to individual Plants) after the occurrence of an Event of Default, at the direction of the Required Banks, provided, however, with respect to this clause (2), that if any such Event of Default giving rise to a Triggering Circumstance (the "Triggering Event of Default") is waived by the Required Banks, then the foregoing right shall terminate as to such Triggering Event of Default (but not as to any subsequent Event of Default) if, for a period of 3 consecutive Fiscal Quarters after the date of such waiver (the "Compliance Measurement Period"), the Borrower shall have been continuously in compliance with both (A) the covenants contained in Sections 5.03 through 5.06, inclusive, as in effect on the Closing Date (without giving effect to any amendments to such covenants after the Closing Date), and (B) all other provisions of this Agreement as in effect on the date the Triggering Event of Default occurred, but such right shall terminate only to the extent not already exercised during the Compliance Measurement Period and shall not affect any Mortgages which have become Operative Mortgages during the Compliance Measurement Period. At the request of the Agent, made not more often than once in any Fiscal Year, the Borrower shall reexecute any one, or more, or all of the Mortgages described in clause (iii) above.

                 (c) At any time following the occurrence of the Triggering Circumstances applicable to any Plant, the Borrower will, from time to time as to individual Plants, at the request of the Agent and, (i) as to any of the Revolver Collateral Plants, at the expense of the Borrower, deliver to the Agent at the earliest practicable time all of the Real Property Documentation relating to such Plant, (ii) as to all Plants, cooperate in all respects with the obtaining of Real Property Documentation with respect thereto and the filing for record of the related Mortgage and UCC-1 financing statement and
(iii) as to the Revolver Collateral Plants, pay all recording fees and costs and stamp, intangible or other taxes payable in connection with the filing for record thereof (collectively, the "Recording Expenses").

                 (d) The Borrower hereby irrevocably appoints the Agent as the Borrower's attorney-in-fact, following the applicable Triggering Circumstances, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Agent's discretion, to take any action which the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Section 5.25, including, without limitation, to
(i) date any undated Mortgage, (ii) insert in the appropriate place the outstanding principal balance in any Mortgage pertaining to any Plant located in North

Carolina, (iii) select and insert the name and address of the Trustee in any Mortgage pertaining to any Plant located in North Carolina, and (iv) execute, deliver and record in the appropriate filing office any instrument (including, without limitation the relevant Mortgage and UCC-1 financing statement), and to pay the related Recording Expenses.

                 SECTION 5.26. Subordinated Debt. So long as any Obligations remain outstanding and the Commitments have not been terminated, the Borrower will not: (i) make any prepayments (whether optional or mandatory) of principal of or other amounts under the 10.25% Subordinated Notes or any other obligations constituting Subordinated Debt (other than the Borrower's 5.65% Subordinated Payment-in-Kind Notes due 1998, which will be paid in full on the Closing Date), or purchase or make any deposits for the defeasance of the 10.25% Subordinated Notes or any other obligations constituting Subordinated Debt; or (ii) amend or modify any of the documents pertaining to the Subordinated Debt to (1) shorten the maturity thereof, (2) raise the interest rate, fees or other amounts payable with respect thereto, (3) change any of the subordination provisions thereof or (4) make any of the covenants contained therein more restrictive. The Agent shall furnish to the Banks, promptly after receipt by the Agent, copies of any drafts received by it of (A) any proposed amendments to the documents pertaining to the 10.25% Subordinated Notes and (B) documents pertaining to any Subordinated Debt proposed to be issued after the Closing Date.


                                   ARTICLE VI

                                    DEFAULTS

                 SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                 (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within 5 Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within 5 Domestic Business Days after the later of (i) the date such fee or other amount becomes due or (ii) the date the Borrower receives a statement therefor; or

                 (b) the Borrower or the Parent shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.07, inclusive, Sections 5.11 or 5.18;

                 (c) (i) the Borrower or the Parent shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by paragraph (a) or (b) above) or any Principal Document or the Parent Documents and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent at the request of any Bank or (ii) an officer of the Borrower otherwise becomes aware of any such failure; or

                 (d) any representation, warranty, certification or statement made by the Borrower or the Parent in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                 (e) the Borrower or any Material Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Notes) in an amount in excess of $2,000,000 when due or within any applicable grace period; or

                 (f) (i) any event or condition (other than one described in clause (ii) below) shall occur which results in the acceleration of the maturity of Debt outstanding of the Parent, the Borrower or any Material Subsidiary (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Parent, the Borrower or any Material Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Parent, the Borrower or any Material Subsidiary, if in any of the foregoing events the amount of Debt involved is in excess of $2,000,000; or (ii) the occurrence of a "SunTrust L/C Default," as defined in the SunTrust Intercreditor Agreement) or an event of default under any lease, indenture or other document relating to the industrial development revenue bonds secured thereby; or

                 (g) the Parent, the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                 (h) an involuntary case or other proceeding shall be commenced against the Parent, the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent, the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                 (i) the Parent, the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; provided, in each case, that the effect of any of the foregoing would reasonably be expected to result in an unfunded liability in excess of $2,000,000; or

                 (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Parent, the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                 (k) a federal tax lien for an amount in excess of $2,000,000 shall be filed against the Borrower or any Subsidiary under
         Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

                 (l) G. Stephen Felker or his estate shall cease to maintain voting control over more than 50% of the Capital Stock of the Parent, or the Borrower shall cease to be a Wholly Owned Subsidiary; or

                 (m) the occurrence of any event, act, occurrence, or condition which the Required Banks reasonably determine either has or is likely to have or cause a Material Adverse Effect;

                 (n) (i) the Security Agreement, the Pledge Agreement, any Operative Mortgage or the Parent Guaranty or, after execution and delivery thereof, the Borrower Pledge Agreement, shall cease, for any reason, to be in full force and effect or any party thereto (other than the Agent or the Banks) shall so assert in writing; or (ii) the Security Agreement, the Pledge Agreement, or any Operative Mortgage or, after execution and delivery thereof, the Borrower Pledge Agreement, shall cease to be effective to grant a Lien on the Collateral described therein with the priority purported to be created thereby;

then, and in every such event, the Agent shall: (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate; (ii) if requested by the Required Banks, by notice to the Borrower declare the Revolver Loan Notes (together with accrued interest thereon) to be, and the Notes (including the Swing Loan Note) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; (iii) file for record any Mortgages and related UCC-1 financing statement on any of the Revolver Collateral Plants pursuant to
Section 5.25 (which shall not constitute a waiver of or otherwise restrict any other right, power or remedy under any of the Principal Documents or at law or in equity); or (iv) exercise any rights, powers or remedies under the Security Agreement or any Operative Mortgage, the Pledge Agreement and if it has been executed and delivered pursuant to
Section 9.18, the Borrower Pledge Agreement. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

                 SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                  ARTICLE VII

                     THE AGENT AND THE DOCUMENTATION AGENT

                 SECTION 7.01. Appointment; Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents, and as collateral agent under the Mortgage and with respect to any Interest Rate Protection Agreement to which such Bank is a party, with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank. The Borrower, the Agent and the Banks each acknowledge and agree that the Documentation Agent has no responsibilities or duties under this Agreement or the other Loan Documents and shall have no liability to any of them hereunder or thereunder.

                 SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

                 SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each nonpayment of principal of or interest on the Loans whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                 SECTION 7.04. Rights of Agent and the Documentation Agent as a Bank. With respect to the Loans made by it, each of

Wachovia and First Chicago in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Wachovia and First Chicago in their individual capacities. The Agent and the Documentation Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent or the Documentation Agent, as applicable, and the Agent and the Documentation Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent or the Documentation Agent, as applicable) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

                 SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

                 SECTION 7.06 CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                 SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.08(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

                 SECTION 7.08. Nonreliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent, the Documentation Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Neither the Agent nor the Documentation Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, neither the Agent nor the Documentation Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

                 SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

                 SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent, provided that the Borrower shall have the right to consent to any such successor Agent which is not a Bank, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.


                                  ARTICLE VIII

                     CHANGE IN CIRCUMSTANCES; COMPENSATION

                 SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                 (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                 (b) the Required Banks advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                 SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive issued after the date hereof (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

                 SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive issued after the date hereof (whether or not having the force of law) of any Authority:

                 (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Euro-Dollar Loan, any such requirement included in an applicable Euro-Dollar Reserve Percentage, against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

                 (ii) shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, that the Borrower shall have no liability hereunder for amounts which were incurred or accrued prior to a date which is more than 180 days before the Borrower's receipt of the notice pertaining thereto given pursuant to paragraph (c) below.

                 (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, that the Borrower shall have no liability hereunder for amounts which were incurred or accrued prior to a date which is more than 180 days before the Borrower's receipt of the notice given pursuant to paragraph (c) below.

                 (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder, containing in reasonable detail the calculations therefor, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods generally employed in determining compensation of such type with respect to its other borrowers.

                 (d) Notwithstanding the foregoing, in the event the Borrower is required to pay any Bank amounts pursuant to Section 2.11(c) or to this Section 8.03 and the designation of a different Lending Office pursuant to
Section 2.11(c) or Section 8.03(c) will not avoid the need for compensation to such Bank (an "Affected Bank"), the Borrower may give notice to such Affected Bank (with copies to the Agent) that it wishes to seek one or more assignees (which may be one or more of the Banks) to assume the Commitment of such Affected Bank and to purchase its outstanding Loans and Notes; provided, that if there is more than one Affected Bank which has requested substantially and proportionally equal compensation hereunder, the Borrower shall elect to seek an assignee to assume the Commitments of all such Affected Banks. Each Affected Bank agrees to sell its Commitment, Loans, Notes and interest in this Agreement in accordance with Section 9.08(c) to any such assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans and Notes, plus all other fees and amounts (including, without limitation, any compensation claimed by such Affected Banks under Section 2.11(c) or this Section 8.03 due such Affected Bank hereunder calculated, in each case, to the date such Loans, Notes and interest are purchased. Upon such sale or prepayment, each such Affected Bank shall have no further commitment or other obligation to the Borrowers hereunder or under any Note.

                 (e)      Subject to Section 9.08(e), the provisions of this
Section 8.03 shall be applicable with respect to any Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Transferee.

                 SECTION 8.04. Base Rate Loans or Other Fixed Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain any type of Fixed Rate Loans has been suspended pursuant to
Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                 (a) all Loans which would otherwise be made by such Bank as Set Rate Loans or Euro-Dollar Loans, as the case may be, shall, subject to the terms and conditions relating thereto, be made instead either (A) as Base Rate Loans, or (B) if such demand for compensation relates to Set Rate Loans, but not Euro-Dollar Loans, as Euro-Dollar Loans, as the Borrower may elect in the notice to such Bank through the Agent referred to hereinabove (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

                 (b) after each of its Set Rate Loans or Euro-Dollar Loans, as the case may be, has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

                 SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank, as determined by it in good faith, using reasonable allocation and attribution methods, as a result of:

                 (a) any payment or prepayment (pursuant to Section 2.09, 2.10, 6.01, 8.02 or otherwise) of a Fixed Rate Loan on a date other than the last day of an Interest Period for such Fixed Rate Loan; or

                 (b) any failure by the Borrower to borrow a Fixed Rate Loan on the date for the Fixed Rate Borrowing of which such Fixed Rate Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to
Section 2.02 or failure to borrow a Set Rate Borrowing pursuant to Section
2.01.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 3 Domestic Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

                 SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 9.03. Expenses; Documentary Taxes. The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements actually incurred of special counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all reasonable out-of-pocket expenses actually incurred by the Agent and the Banks, including reasonable fees and disbursements actually incurred of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including reasonable out-of-pocket expenses actually incurred in enforcing this Agreement and the other Loan Documents.
The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents, except with respect to the SunTrust Collateral Plants.

                 SECTION 9.04. Indemnification. The Borrower shall indemnify the Agent, the Documentation Agent and the Banks and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent, the Documentation Agent and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including, without limitation, reasonable legal fees) actually incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified.

                 SECTION 9.05 Setoff; Sharing of Setoffs. (a) The Borrower agrees that the Agent and each Bank, and Wachovia as to the Swing Loan Note, shall have a lien for all indebtedness and obligations owing to them from the Borrower upon, except to the extent any such property is Receivables Program Assets, all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or any such Bank or otherwise in the possession or control of the Agent or any such Bank for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or any such Bank, whether now existing or hereafter established hereby authorizing the Agent and each Bank at any time or times with or without prior notice to apply such balances or any part thereof to such of the indebtedness and obligations owing by the Borrower to the Lenders and/or the Agent then past due and in such amounts as they may elect, and whether or not the collateral, if any, or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or any such Bank as soon as the same may be put in transit to it by mail or carrier or by other bailee.

                 (b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Revolver Loan Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Revolver Loan Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Revolver Loan Notes held by the other Banks owing to such other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Revolver Loan Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Revolver Loan Notes, and
(ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                 SECTION 9.06. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that, no such amendment or waiver shall, unless signed by all Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on any Loan or any fees hereunder, (iii) change the Termination Date or the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the Collateral, except for the release of the Receivables Program Assets pursuant to Section 9.18, (viii) release any Guarantee given to support payment of the Loans (ix) change the percentage of Banks required to give the direction to the Agent pursuant to clause (i) of the last sentence of
Section 5.25(b) or (x) amend this Section 9.06(a).

                 (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

                 SECTION 9.07. No Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                 SECTION 9.08. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                 (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) fee is payable hereunder from the rate at which the Participant is entitled to receive interest or fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the Collateral, except the release of the Receivables Program Assets pursuant to Section 9.18, or (vi) the release of the Parent Documents. Each Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time, subject to the provisions of Section 9.08(e).

                 (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents (including, without limitation, the obligations and agreements contained in Section 5 of the Receivables Intercreditor Agreement), and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Bank and the Agent (and in the case of an Assignee that is not then a Bank, unless an Event of Default is in existence, by the Borrower); provided that (i) no interest may be sold by a Bank to an Assignee which is not then a Bank or Affiliate thereof pursuant to this paragraph (c) unless the Assignee has combined capital and surplus of not less than $100,000,000 and shall agree to assume ratably equivalent portions of the transferor Bank's Commitment, (ii) the amount of the Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to or greater than $10,000,000; and (iii) the Agent and, except during the existence of an Event of Default, the Borrower, has consented thereto, which consents shall not be unreasonably withheld or delayed. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment of a processing and recordation fee of $2,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required and as applicable, new Notes are issued to such Assignee and transferor Bank.

                 (d) Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant or Assignee (each a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

                 (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                 (f) Anything in this Section 9.08 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

                 SECTION 9.09. Confidentiality. Each Bank agrees to exercise reasonable efforts to keep any information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency,
(iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed by or on behalf of the Borrower, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.09; provided, that, should disclosure of any such confidential information be required by virtue of either clause (ii) or (iii) of the immediately preceding sentence, any relevant Bank shall promptly notify the

Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no Bank shall be required to delay compliance with any directive to disclose any such information so as to allow the Borrower to effect any such action.

                 SECTION 9.10. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

                 SECTION 9.11. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                 SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

                 SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

                 SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

                 SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                 SECTION 9.16. Waiver of Jury Trial; Consent to Jurisdiction. THE BORROWER (A) AND EACH OF THE BANKS AND THE AGENT AND THE DOCUMENTATION AGENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF GEORGIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE OF GEORGIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO THE BORROWER. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE AGENT FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER, WITHIN ANY OTHER STATE OR JURISDICTION.

                 SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 SECTION 9.18. Release of Receivables Program Assets. Contemporaneously with the closing of the Receivables Securitization Program, upon the written request of the Borrower, the Agent shall execute and deliver the Receivables Intercreditor Agreement (which will release the security interest in Receivables Program Assets) and such other instruments as the Borrower or the Trustee under the Receivables Program Documents may reasonably request, releasing and terminating the security interest in the Receivables Program Assets of the Agent pursuant to the Security Agreement and the UCC-1 financing statements related thereto, provided that: (i) the Borrower executes and delivers the Borrower Pledge Agreement; and (ii) the Borrower delivers in pledge to the Agent, for the ratable benefit of the Banks, all of the Receivables Subsidiary Pledged Stock and the

Purchase Money Note, to secure payment of the Obligations. Each of the Banks hereby (a) authorizes the Agent to execute, deliver and perform the Receivables Intercreditor Agreement and (b) agrees to be bound by the terms and provisions thereof, including, without limitation, the provisions of Section 5 thereof. The Borrower agrees that, so long as any Obligations or Commitments remain outstanding, it will not exercise its right to continue to make sales of Receivables under (i) the Purchase Agreement (as defined in the Receivables Intercreditor Agreement) at a time when sales otherwise would automatically terminate under Section 8.2 thereof, or (ii) under any comparable agreement under any other Receivables Securitization Program under comparable circumstances.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.


                                              AVONDALE MILLS, INC.                                                 (SEAL)


                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Avondale Mills, Inc.
                                              506 South Broad Street
                                              Monroe, Georgia 30655
                                              Attention:  Chairman and Chief
                                                          Executive Officer
                                              Telecopier number: 770-267-2543
                                              Confirmation number: 770-267-2226


COMMITMENTS                                   WACHOVIA BANK OF GEORGIA, N.A.,
- -----------                                   as Agent and as a Bank                                               (SEAL)


$80,000,000
                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Lending Office
                                              --------------
                                              Wachovia Bank of Georgia, N.A.
                                              191 Peachtree Street, N.E.
                                              Atlanta, Georgia 30303-1757
                                              Attention: Commercial Group
                                              Telecopier number: 404-332-6920
                                              Confirmation number: 404-332-6094

$60,000,000                                   THE FIRST NATIONAL BANK OF
                                              CHICAGO, as Documentation Agent
                                              and as a Bank                                                        (SEAL)


                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Lending Office
                                              --------------
                                              The First National Bank of Chicago
                                              1 First National Plaza
                                              Suite 0374
                                              Chicago, Illinois 60670-0374
                                              Attention: Al Chircop
                                              Telecopier number: 312-732-3885
                                              Confirmation number: 312-732-1491

$40,000,000                                   NATIONSBANK, N.A.
                                                                                                                   (SEAL)


                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Lending Office
                                              --------------
                                              NationsBank, N.A.
                                              100 N. Tryon Street
                                              Mail Code NC1-007-08-11
                                              Charlotte, North Carolina 28255
                                              Attention: J. Lance Walton
                                              Telecopier number: 704-386-3271
                                              Confirmation number: 704-386-6744


$22,500,000                                   FIRST ALABAMA BANK                                                   (SEAL)


                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Lending Office
                                              --------------
                                              First Alabama Bank
                                              417 N. 20th Street
                                              Birmingham, Alabama  35203
                                              Attention: Mark Howze
                                              Telecopier number: 205-326-7662
                                              Confirmation number: 205-326-7193

$22,500,000                                   FIRST UNION NATIONAL BANK OF
                                              NORTH CAROLINA
(SEAL)


                                              By:
                                                 ------------------------------------------------------------------------
                                                 Title:

                                              Lending Office
                                              --------------
                                              First Union National Bank of
                                                 North Carolina
                                              301 South College Street
                                              TW-18
                                              Charlotte, North Carolina 28288-0737
                                              Attention: John M. Burlingame
                                              Telecopier number: 704-374-3300
                                              Confirmation number: 704-374-4191

TOTAL COMMITMENTS:

$225,000,000

EXHIBIT A-1      Form of Revolver Loan Note

EXHIBIT A-2      Form of Swing Loan Note

EXHIBIT B-1      Form of Opinion of Georgia Counsel for the Borrower and the
                 Parent

EXHIBIT B-2      Form of Opinion of Alabama Counsel for the Borrower





                                      (v)

EXHIBIT B-3      Form of Local Counsel Opinion as to Mortgage

EXHIBIT C        Form of Opinion of Special Counsel for the Agent

EXHIBIT D        Form of Assignment and Acceptance

EXHIBIT E        Form of Notice of Borrowing

EXHIBIT F        Form of Compliance Certificate

EXHIBIT G        Form of Closing Certificate

EXHIBIT H        Form of Mortgage

EXHIBIT I        Form of Amended and Restated Parent Guaranty

EXHIBIT J        Form of Amended and Restated Security Agreement

EXHIBIT K        Form of Amended and Restated SunTrust
                      Intercreditor Agreement

EXHIBIT L        Form of Amended and Restated Stock Pledge
                 Agreement

EXHIBIT M        Form of Receivables Intercreditor Agreement

EXHIBIT N        Form of Borrower Pledge Agreement

Schedule 4.04    Intangible Assets in Existence Prior to the Closing Date

Schedule 4.05    Litigation

Schedule 4.08    Subsidiaries

Schedule 4.14    Environmental Matters

Schedule 5.11    Existing Liens

Schedule 5.17    Description of Insurance

Schedule 5.25    Plants

          The registrants agree to furnish a copy of the Schedules and Exhibits listed above to the Securities and Exchange Commission upon request.



                                      (vi)